As Filed with the Securities and Exchange Commission On October 29, 2008

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM S-11
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        American Church Mortgage Company
        (Exact Name of Registrant as Specified in Governing Instruments)

                            10237 Yellow Circle Drive
                              Minnetonka, MN 55343
                                 (952) 945-9455
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                           Philip J. Myers, President
                            10237 Yellow Circle Drive
                              Minnetonka, MN 55343
                                 (952) 945-9455
                     (Name, Address, Including Zip Code, and
          Telephone Number, Including Area Code, of Agent For Service)

                                   copies to:

                             Philip T. Colton, Esq.
                           Winthrop & Weinstine, P.A.
                       225 South Sixth Street, Suite 3500
                              Minneapolis, MN 55402
                                 (612) 604-6400

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," and "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

      Large accelerated filer [ ]      Accelerated filer [ ]
      Non-accelerated filer [ ]        Smaller reporting company [X]

                                          CALCULATION OF REGISTRATION FEE
=================================================================================================================
                                            Amount      Proposed Maximum    Proposed Maximum
  Title Of Each Class Of Securities         to be        Offering Price    Aggregate Offering       Amount Of
          To Be Registered                Registered        Per Unit              Price         Registration Fee
-----------------------------------------------------------------------------------------------------------------
Series C Secured Investor Certificates   $20,000,000        $1,000(1)          $20,000,000            $786
=================================================================================================================

(1)   Certificates may be purchased in any multiple of $1,000.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities pursuant to this prospectus until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED OCTOBER 29, 2008
                        AMERICAN CHURCH MORTGAGE COMPANY

              $20,000,000 of Series C Secured Investor Certificates

                                   ----------

      American Church  Mortgage  Company is a real estate  investment  trust, or
"REIT." We make mortgage loans to churches and other non-profit religious organizations. We also purchase mortgage-secured bonds issued by such organizations.

      We are offering our Series C Secured Investors Certificates.

      We may offer new certificates with maturities ranging from approximately thirteen (13) to twenty (20) years. Depending on our capital needs, certificates with certain terms may not always be available. We will periodically establish and may change interest rates on the unsold certificates offered in this prospectus. Current interest rates can be found in the "Description of the Certificates" section of this prospectus. Investors are advised to check for prospectus supplements as interest rates are subject to change. However, once a certificate is sold, its interest rate will not change during its term.

      The certificates are non-negotiable and may be transferred only in limited circumstances with the consent of our advisor. There is no public market for the certificates. The certificates will not be listed on any securities exchange or NASDAQ. Our investors may have difficulty selling certificates.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The certificates are not certificates of deposit or similar obligations and are not guaranteed by the FDIC or any other governmental fund or private entity. Investing in certificates involves risks and conflicts of interest. See "Risk Factors" beginning on p. 10 and "Conflicts of Interest" beginning on p.
20. Those risks include the following:

      - If we lose our REIT status, we will be taxed as a corporation, which could affect adversely our ability to make interest payments to holders of certificates.

      - We have conflicts of interest with the underwriter and our advisor, which are under common control.

      - You may have difficulty selling your certificates because there is no public market and our advisor must approve all transfers of certificates.

      - Our mortgages and bonds are secured by church property, which is typically limited purpose collateral.

      The use of forecasts in this offering is prohibited. Any representations to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in this program is not permitted.

===================================================================================================
                                                           Selling Commission and
Series C Secured Investor Certificates   Price to Public    Offering Expenses (2)   Proceeds to Us
---------------------------------------------------------------------------------------------------
Minimum Purchase                            $1,000(1)              $46.00                $954
---------------------------------------------------------------------------------------------------
Total                                      $20,000,000            $920,000            $19,080,000
===================================================================================================

(1)   Certificates may be purchased in any multiple of $1,000.

(2) Assumes the sale of all certificates offered hereby, of which there can be no assurance. Estimated for purposes of this table based on a 2.75% underwriter's commission, a .75% underwriter's management fee, a $120,000 non-accountable expense fee payable to the underwriter, and $100,000 in other offering expenses.

                         AMERICAN INVESTORS GROUP, INC.
                              Minnetonka, Minnesota

                               _________ ___, 2008

                                Table of Contents

PROSPECTUS SUMMARY .........................................................   4
RISK FACTORS ...............................................................  10
WHO MAY INVEST .............................................................  16
USE OF PROCEEDS ............................................................  17
COMPENSATION TO ADVISOR AND AFFILIATES .....................................  18
CONFLICTS OF INTEREST ......................................................  20
DISTRIBUTIONS ..............................................................  21
CAPITALIZATION .............................................................  23
OUR BUSINESS ...............................................................  24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE ...  39
FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE CERTIFICATES ...........  41
FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH REITS ......................  42
ERISA CONSIDERATIONS .......................................................  43
DESCRIPTION OF THE CERTIFICATES ............................................  44
SUMMARY OF THE ORGANIZATIONAL DOCUMENTS ....................................  50
PLAN OF DISTRIBUTION .......................................................  53
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ......  55
LEGAL MATTERS ..............................................................  55
EXPERTS ....................................................................  55
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ............................  55

                               PROSPECTUS SUMMARY

      This summary highlights some information from the prospectus. It may not be all the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements. In this prospectus, American Church Mortgage Company refers to itself as "we," "us, " and "our." Our prospective investors are sometimes referred to as "you" or "your."

                        American Church Mortgage Company

      American Church Mortgage Company is a real estate investment trust, or REIT. We make mortgage-backed loans from $100,000 to $2,000,000 to churches and other non-profit religious organizations for the purchase, construction or refinancing of real estate and improvements. As of June 30, 2008 we had 74 mortgage loans outstanding in the original aggregate principal amount of $35,802,175, and own church bonds having a face value of $11,966,000. The principal balance of our loan and bond portfolios outstanding at June 30, 2008, were $33,064,694 and $11,966,224, respectively. We intend to continue to lend funds pursuant to our business plan as funds from the sale of our securities become available and as funds become otherwise available, for example through the repayment of loans.

      American Church Mortgage Company was incorporated in the State of Minnesota on May 27, 1994. Our executive offices and those of our advisor are located at 10237 Yellow Circle Drive, Minnetonka (Minneapolis), Minnesota 55343. Our telephone number is (952) 945-9455.

                                   Our Advisor

      We are managed by Church Loan Advisors, Inc. Church Loan Advisors, Inc. is referred to in this prospectus as our advisor. Our advisor manages our business activities, provides our office space, personnel, equipment and support services. Our advisor assumes most of the normal operating expenses we would otherwise incur if we had our own employees and directly managed our business activities. Pursuant to the advisory agreement between us and our advisor, we pay our advisor advisory fees based on our average invested assets and certain expenses. In addition, our advisor receives up to one-half of any origination fees associated with a mortgage loan made or renewed by us. Our advisor is affiliated by common ownership with American Investors Group, Inc., which is the underwriter of this offering (the "Underwriter").

                                More Information

      We have filed a registration statement on Form S-11 with the Securities and Exchange Commission (the "SEC") with respect to the secured investor certificates to be issued in the offering. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. Rather, we have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. Such information includes, for example, our financial statements.

      The registration statement is, and all of our filings with the SEC (some of which include our financial statements) are, available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at the web site we maintain at http://www.church-loans.net under the heading "Regulatory Filings." See also "Incorporation of Certain Documents By Reference" at p. 56 herein.

                            The Certificates Offered

Issuer ......................     American Church Mortgage Company

Trustee .....................     Herring Bank, Amarillo, Texas

Securities Offered ..........     Series C Secured Investor Certificates

Offering Price ..............     100% of the principal amount per certificate; multiples of $1,000 per certificate.

Maturity ....................     13,  14,  15,  16,  17,  18, 19 and  20-year  maturities.  Each  certificates  will  mature on the anniversary  of the last day of the fiscal quarter in which the  certificate is purchased.  We may cease offering specified maturities, and begin re-offering any unavailable maturity, at any time.

Interest Rates ..............     As of the offering date, the interest rates we will pay for each maturity of certificates  are set forth in the section  entitled  "Description of the  Certificates"  to this  prospectus.  However, investors are advised to check for prospectus supplements as interest rates are subject to change.

Interest Payments ...........     Interest will be paid quarterly.

Principal Payment ...........     Unless you renew your  certificate,  we will pay the entire principal amount of the certificate at maturity.

Redemption ..................     We generally will not be required to redeem  outstanding  certificates.  We may redeem outstanding certificates in the following cases:

                                  o     In our sole discretion, at any time upon 30 days' notice.

                                  o     If you die, your  representative  may require us to redeem your  certificate,  subject to an aggregate limit of $25,000 in any calendar quarter for all redemptions.

                                  o     If we terminate our advisory agreement with Church Loan Advisors, Inc., our current advisor, for any reason, we will be required to offer to redeem all outstanding certificates (but are permitted to redeem fewer than all).

                                  If we redeem any certificate,  we will pay the holder an amount equal to the outstanding principal amount of the redeemed certificate plus accrued but unpaid interest.

Collateral ..................     To secure payment of the certificates,  we will assign to the trustee as collateral  non-defaulted mortgage-secured promissory notes and church bonds with an aggregate outstanding principal balance equal to at least 100% of the aggregate outstanding principal amount of the certificates.  We may, in our discretion,  substitute cash or cash equivalents.  Unless there is an event of default,  we will not assign  underlying  mortgages  securing the assigned  promissory notes. To the extent not collateralized, the certificates will constitute a subordinated claim against the issuer.

Transferability .............     The certificates are non-negotiable and may be transferred only in limited  circumstances with the consent of our advisor.

Absence of Public Market ....     There is no market for the certificates.  We do not believe that a public market will develop. You may not be able to sell your certificates.

Sales Commission, Fees ......     We will pay the  underwriter  a  commission  for  assisting  us in selling the  certificates.  The underwriter  will receive a sales  commission of up to 2.75% and an  underwriting  management  fee equal to .75% of

                                  the principal amount of certificates  sold. We will also pay to the underwriter a  non-accountable expense  fee of up to  $120,000,  as further  described  herein at the  section  entitled  "Use of
                                  Proceeds."

Outstanding Indebtedness ....     Our bylaws  prohibit us from  borrowing in excess of 300% of  shareholders'  equity,  except under certain  circumstances.

                                  On September 12, 2008, we entered into a Loan and Security  agreement  with Beacon Bank as lender, and a Revolving  Note  evidencing an $8 million  revolving  loan.  Approximately  $4.2 million was advanced under the Revolving Note at closing. Of this amount,  approximately $4.2 million was used to pay off the Company's  previous credit  facility with KeyBank  National  Association.  Advances under the Loan and  Security  Agreement  are based upon,  among  other  things,  a borrowing  base calculation  and are  available  to the Company for use in  connection  with its general  business purposes.  Total availability under the Revolving Note is initially limited to $4.5 million, which amount  shall be  increased  to $8 million at such time as one or more  participants  purchase  an interest in the Revolving Note.

                                 Use of Proceeds

      We will use the proceeds received from the sale of the certificates principally to fund mortgage loans we make to churches and other non-profit religious organizations and to purchase bonds issued by those organizations. Some of the proceeds may be used to pay down our line of credit, redeem our equity securities and repay maturing certificates.

                                 Our REIT Status

      The Company has operated as a Real Estate Investment Trust ("REIT") since its formation in 1994. As a REIT, we generally are not subject to federal income tax on income that we distribute to our shareholders. Under the Internal Revenue Code, we are subject to numerous organizational and operational requirements, including a requirement that we distribute to our shareholders at least 90% of our taxable income as calculated on an annual basis. If we fail to qualify for taxation as a REIT in any year, our taxable income will be taxed at regular corporate rates, and we may not be able to qualify for treatment as a REIT for that year and the next four years. Even if we qualify as a REIT for federal income tax purposes, we may be subject to federal, state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

                                  Risk Factors

      An investment in our certificates involves a degree of risk. See "Risk Factors" for a more complete discussion of factors you should consider before purchasing certificates. Some of the significant risks include:

      - As a "best efforts" offering, all or a material amount of the certificates may not be sold, and consequently, some or all of the additional funds we are seeking may not be available to us.

      - As a "no minimum" offering, there is no minimum number of principal amount of certificates that must be sold. We will receive the proceeds from the sale of certificates as they are sold.

      - If we fail to maintain our REIT status, we will be taxed as a corporation, which could adversely affect our ability to make interest payments to holders of certificates.

      - Conflicts of interest with the underwriter and our advisor in connection with this offering and our on-going business operations could affect decisions made by our advisor on our behalf.

      - There is no public trading market for the certificates. It is not likely that a market for the certificates will develop after this offering.

      - Fluctuations in interest rates or default in repayment of loans by borrowers could adversely affect our ability to make interest payments on and repay certificates as they mature.

                              Conflicts of Interest

      A number of potential conflicts exist between us and our advisor and its principals. These conflicts include:

      - Our President is the President of both our advisor and the underwriter and thus is in a position of control of both entities.

      - The underwriter for this offering and our advisor are also under common control.

      - Agreements between us and our advisor and the underwriter were not negotiated at arm's-length.

      -     We and the underwriter have common business interests.

      - Negotiations between us and our advisor during the organization and structuring of our operations were not at arm's length.

      - The advisory agreement was not negotiated at arm's-length, but is subject to annual renewal by our Board of Directors.

      -     We share operations facilities with our advisor and the underwriter.

      Our advisor and its affiliates may engage in businesses similar to ours. We compensate our advisor and its affiliates for services rendered and pay an annual advisory fee equal to 1.25% of average invested assets.

                            Our Investment Objectives

      Our investment objectives are to provide our certificate holders with:

      -     a higher  level of  distributable  income or  interest  rate than is
            available   in   guaranteed   or   government-backed    fixed-income
            investments;

      -     preservation  of  their   investment   capital   through   portfolio
            diversification (lending funds to many different borrowers and purchasing bonds issued by numerous issuers);

      - greater security for our portfolio through investment only in mortgage-backed loans and securities (providing us with collateral in the event of a borrower's default); and

      - greater security for our certificate holders by our pledging mortgage-secured promissory notes or debt securities that we hold to secure our obligations under the certificates (providing certificate holders with a stream of revenue and potential sale proceeds in the event of our default).

                        Business Objectives and Policies

      We make mortgage loans from $100,000 to $2,000,000 to churches and other non-profit religious organizations throughout the United States. We seek to:

      - find qualified borrowers and make loans in accordance with out Lending Guidelines;

      -     lend at rates of interest in excess of our cost of funds;

      - offer competitively attractive mid-term (5-15 years) loans and long-term (20-30 year) loans (although there is no limit on the term of our loans);

      - charge origination fees (i.e. "points") from the borrower at the outset of a loan and upon any renewal of a loan;

      - make a limited amount of higher-interest rate and increased risk second mortgage loans and short-term construction loans to qualified borrowers; and

      - purchase a limited amount of mortgage-secured debt securities issued by churches and other non-profit religious organizations, typically at par value.

      Our policies limit the amount of second mortgage loans to 20% of our average invested assets on the date any second mortgage loan is closed and limit the amount of mortgage-secured debt securities to 30% of our average invested assets on the date of their purchase. All other mortgage loans we make are secured by a first mortgage (or deed of trust). We may make fixed-interest rate loans having maturities of three to thirty years. We may borrow up to 300% of our shareholders' equity, unless greater amounts are permitted under certain circumstances.

                               Lending Guidelines

      We follow specified lending guidelines and criteria in evaluating the creditworthiness of potential borrowers. These guidelines and criteria include:

      - Loans we make cannot exceed 75% of the appraised value of the real property and improvements securing the loan.

      -     We may not loan more than $2,000,000 to a single borrower.

      -     We require appraisals of the property securing our loans.

      - The borrower must furnish us with a mortgagee title policy insuring our interest in the collateral.

      - The borrower's long-term debt (including the proposed loan) as of the date of the mortgage loan may not exceed four times the borrower's gross income for its most recent twelve (12) months.

      - The borrower must furnish us with financial statements (balance sheet and income and expense statement) for its last three (3) complete fiscal years and current financial statements for the period within ninety (90) days of the loan closing date. A borrower must have the last complete fiscal year financial statements reviewed by a certified public accountant (CPA) engaged by the borrower and who is independent of the borrower. On loans in excess of $500,000 our advisor may require the last complete fiscal year be audited by a CPA engaged by the borrower and who is independent of the borrower. In lieu of the above requirement, we or our advisor may employ a qualified accountant. The qualified accountant we employ would be required to be independent of the borrower. Our employed qualified accountant would not be independent of us.
            Compiled financial statements of the borrower are acceptable from our employed qualified accountant. Along with the compiled financial statements of the borrower, our employed qualified accountant would perform partial and targeted review examination procedures for borrowers. On loans in excess of $500,000 the advisor may require partial and targeted audit examination procedures for borrowers.

      - Borrowers in existence for less than three (3) fiscal years must provide financial statements since inception. No loan will be extended to a borrower in operation less than two (2) calendar years absent express approval by our Board of Directors.

                                 Who May Invest

      You may purchase up to $5,000 of certificates only if you have either (i) a minimum annual gross income (without regard to your investment in our shares or certificates) of at least $30,000 and a net worth (exclusive of home, home furnishings and automobiles) of $30,000; or (ii) a net worth (determined with the foregoing exclusions) of at least $100,000. You may purchase more than $5,000 of certificates only if you have either: (i) a minimum annual gross income (without regard to your investment in our shares or certificates) of at least $45,000 and a net worth (exclusive of home, home furnishings and automobiles) of at least $45,000; or (ii) a net worth (determined with the foregoing exclusions) of at least $150,000. Suitability standards may be higher in certain states.

      In addition to the above suitability standards, it is recommended that Kansas investors limit their investment to no more than 10% of their net worth (exclusive of home, home furnishings and automobiles).

      In addition to the above suitability standards, residents of Texas are limited to investing no more than 10% of their net worth (exclusive of home, home furnishings and automobiles) in our shares or certificates.

      In the case of fiduciary accounts, these minimum standards must be met by the beneficiary of the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds to purchase the shares or certificates if the donor or grantor is the fiduciary.

      The account application to be signed by all purchasers of the Series C Secured Investors Certificates contains an arbitration agreement. By this agreement, each purchaser agrees that all controversies relating to the Certificates will be determined by arbitration before the Financial Industry Regulatory Authority ("FINRA") (f/k/a the National Association of Securities Dealers, Inc. or "NASD").

                                  RISK FACTORS

      An investment in our certificates involves various risks. In addition to the other information set forth in the prospectus, you should consider the following factors before making a decision to purchase certificates.

      This prospectus contains statements of a forward-looking nature relating to future events or our future performance. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "believes," "anticipates," "estimates," "intends," "will" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements of our plans, strategies and prospects contained in this prospectus.

      These forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update these forward-looking statements publicly for any reason. Actual results could differ materially from those anticipated in these forward-looking statements.

Risks Related to Method and Terms of This Offering

      This is a Best Efforts Offering. The underwriter's obligation to sell the certificates requires only its best efforts to locate purchasers on our behalf. The underwriter is not obligated to purchase any certificates. Less than all of the certificates offered may be sold. If less than all the certificates offered are sold, we will have less cash for working capital and to loan to churches and other non-profit religious organizations.

      This is a No Minimum Offering. The distribution agreement does not require that a minimum number of certificates be sold before we receive proceeds from their sale. We will receive proceeds from the sale of certificates when and if they are sold.

      We Will Incur Expenses in This Offering. Expenses incurred in connection with this offering will reduce our assets that will be available for working capital and investment.

Risks Related to Us

      Our Failure to Qualify as a Real Estate Investment Trust Could Reduce the Funds We Have Available for Investment. We operate as a real estate investment trust. As a REIT, we are allowed a deduction for dividends paid to our shareholders in computing our taxable income. Thus, only our shareholders are taxed on our taxable income that we distribute. This treatment substantially eliminates the "double taxation" of earnings to which most corporations and their shareholders are subject. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions.

      To qualify and maintain our status as a REIT, we must meet certain share ownership, income, asset and distribution tests on a continuing basis. No assurance can be given that we will satisfy these tests at all times. Further, the requirements for a REIT may substantially affect day-to-day decision-making by our advisor. Our advisor may be forced to take action it would not otherwise take or refrain from action which might otherwise be desirable in order to maintain our REIT status.

      If we fail to qualify as a REIT in any taxable year, then we would be subject to federal income tax on our taxable income at regular corporate rates and not be allowed a deduction for distributions to shareholders. We would be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. We intend to continue to operate as a REIT. However, future economic, market, legal, tax or other consequences may cause our board of directors to revoke the REIT election. Loss of REIT status from either our disqualification as a REIT or our revocation of REIT status would not affect whether we may deduct interest paid to certificate holders for United States federal income tax purposes. To generate funds with which to pay federal income taxes because of the loss of REIT status, however, could reduce our funds that are available for investment, could cause us to incur additional indebtedness, or could cause us to liquidate investments, each of which could affect adversely our ability to make interest payments to holders of certificates.

      Conflicts of Interest Arise From Our Relationship with Our Advisor and the Underwriter. The terms of transactions involving our formation and the formation of our advisor, and our contractual relationship with our advisor, were not negotiated at arm's-length. Our non-independent directors and officers may have conflicts of interest in enforcing agreements between us and our advisor or the underwriter. Future business arrangements and agreements between us and our advisor or the underwriter and their affiliates must be approved by our board of directors, including a majority of our independent directors.

Risks Related to the Certificates

      We May Incur More Indebtedness. We may incur additional indebtedness in the future. We may assign or pledge some of our mortgage-secured promissory notes or other collateral in connection with incurring this additional indebtedness. Our ability to incur additional indebtedness is limited to 300% of our Shareholders' Equity by our bylaws, unless an increased amount is approved by a majority of our Independent Directors and disclosed and justified to our shareholders. Once the threshold is reached (or if approval is not obtained), we will not be able to incur additional indebtedness unless we raise additional equity capital. This limitation could restrict our growth or affect our ability to repay the certificates as they mature.

      There Are Potential Adverse Effects Associated with Lending Borrowed Funds. We intend to deploy the proceeds from this offering to make loans to churches and other non-profit religious organizations. We have also used our line of credit to fund loans, and intend to use our line of credit in this way in the future. Lending borrowed funds is subject to greater risks than in unleveraged lending. The profit we realize from lending borrowed funds is largely determined by the difference, or "spread," between the interest rates we pay on the borrowed funds and the interest rates that our borrowers pay us. Our spread may be materially and adversely affected by changes in prevailing interest rates. Furthermore, the financing costs associated with lending borrowed funds could decrease the effective spread in lending borrowed funds, which could adversely affect our ability to pay interest on and repay the certificates as they mature.

      Fluctuations   in   Interest   Rates  May  Affect  Our   Ability  to  Sell
Certificates. If the interest rates we offer on certificates become less attractive due to changes in interest rates for similar investments, our ability to sell certificates could be adversely affected or certificate holders could choose not to renew their certificates upon maturity. Since we will rely on the proceeds from the sales of certificates and renewals of certificates, in part, to pay maturing certificates, a decline in sales of certificates could adversely affect our ability to pay your certificate upon maturity. We may change the interest rates at which we are currently offering certificates in response to fluctuations in interest rates.

      There Is No Public Market for the Certificates. There is no market for certificates issued by the Company. It is unlikely that a market will develop. The certificates will not be listed on any exchange and will not be qualified for quotation on any NASDAQ market. In addition, the market for REIT securities historically has been less liquid than other types of publicly-traded securities. It may be impossible for you to recoup your investment prior to maturity of the certificates.

      There Will Not Be a Sinking Fund, Insurance or Guarantee Associated with the Certificates. We will not contribute funds to a separate account, commonly known as a sinking fund, to repay principal or interest on the certificates upon maturity or default. The certificates are not certificates of deposit or similar obligations of, or guaranteed by, any depository institution. Further, no governmental or other entity insures or guarantees payment on the certificates if we do not have enough funds to make principal or interest payments. Therefore, if you purchase certificates, you will have to rely on our revenue from operations, along with the security provided by the collateral for the certificates, for repayment of principal and interest on the certificates.

      The Collateral for the Certificates May Not Be Adequate if We Default. The certificates will at all times be secured by mortgage-secured promissory notes and church bonds having an outstanding principal balance or cash equal to at least 100% of the outstanding principal balance of the certificates. If we default in the repayment of the certificates, or another event of default occurs, the trustee will not be able to foreclose on the mortgages securing the promissory notes and bonds in order to obtain funds to repay certificate holders. Rather, the trustee will need to look to the revenue stream associated with our borrowers' payments on or repayment of the promissory notes and bonds or revenue derived from sale of the promissory notes or bonds to repay certificate holders. If the trustee chooses to rely on revenues received from our borrowers, certificate holders may face a delay in payment on certificates in the event of default, as borrowers will repay their obligations to us in accordance with amortization schedules associated with their promissory notes or bonds. If the trustee chooses to sell promissory notes or bonds in the event of our default, the proceeds from the sales may not be sufficient to repay our obligations on all outstanding or defaulted certificates.

      The Certificates Are Not Negotiable Instruments and Are Subject to Restrictions on Transfer. The certificates are not negotiable debt instruments. Rights of record ownership of the certificates may be transferred only with our advisor's prior written consent. You will not be able to freely transfer the certificates.

      We Are Obligated to Redeem Certificates Only in Limited Circumstances. You will have no right to require us to prepay or redeem any certificate prior to its maturity date, except in the case of your death or if we replace our current advisor.

Further, even in the event of your death, we will not be required to redeem your certificates if we have redeemed at least $25,000 of principal amount of Series C certificates for all holders during the calendar quarter in which your representative notifies us of your death and requests redemption.

      We Are Able to Redeem Certificates at Any Time. While we are obligated to redeem certificates in limited circumstances, we are permitted to redeem all or a portion of the outstanding certificates at any time upon thirty (30) days' notice. While we have no current plans to redeem certificates, and possibly may not redeem any prior to maturity (except in the case of death), there is no guarantee that investors will be able to hold their certificates until maturity.

      We May Not Have Sufficient Available Cash to Redeem Certificates if We Terminate Our Advisory Agreement with Our Current Advisor. We will be required to offer to redeem all outstanding certificates if we terminate our advisory agreement with Church Loan Advisors, Inc., our current advisor, for any reason. If the holders of a significant principal amount of certificates request that we redeem their certificates, we may be required to sell a portion of our mortgage loan and church bond portfolio to satisfy the redemption requests. Any such sale would likely be at a discount to the recorded value of the mortgage loans and bonds being sold. Further, if we are unable to sell loans or church bonds in our portfolio, we may be unable to satisfy the redemption obligations.

      The Indenture Contains Limited Protection for Holders of Certificates. The indenture governing the certificates contains only limited events of default other than our failure to pay principal and interest on the certificates on time. Further, the indenture provides for only limited protection for holders of certificates upon a consolidation or merger between us and another entity or the sale or transfer of all or substantially all of our assets. If we default in the repayment of the certificates or under the indenture, you will have to rely on the trustee to exercise your remedies on your behalf. You will not be able to seek remedies against us directly.

Risks Related to Management

      We Are Dependent upon Our Advisor. Our advisor, Church Loan Advisors, Inc., manages us and selects our investments subject to general supervision by our board of directors and compliance with our lending policies. We depend upon our advisor and its personnel for most aspects of our business operations. Our success depends on the success of our advisor in locating borrowers and negotiating loans upon terms favorable to us. Among others, our advisor performs the following services for us:

o     mortgage loan marketing and procurement

o     bond portfolio selection and investment

o     mortgage loan underwriting

o     mortgage loan servicing

o     money management

o     developing and maintaining business relationships

o     maintaining "goodwill"

o     managing relationships with our accountants and attorneys

o     corporate management including payment of office rent, etc.

o     bookkeeping

o     reporting to state, federal, tax and other regulatory authorities

o     reports to shareholders and shareholder relations

Certificate holders will have no right to participate in our management. You should not purchase certificates unless you are willing to entrust our management to our advisor and our board of directors.

      Our directors may not be held personally liable for certain actions, which could discourage shareholder suits against them. Minnesota law and our articles of incorporation and bylaws provide that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on behalf of us against a director. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law.

      We Have Conflicts of Interest with Our Advisor and the Underwriter. Affiliations and conflicts of interests exist among our officers and directors and the owner and officers and directors of our advisor and the underwriter. Our President, Philip Myers is the President of our advisor and the underwriter and thus could be considered to be in a position of control of both entities. Our President and the officers and directors of our advisor are involved in the church financing business through their affiliations with the underwriter. The underwriter originates, offers and sells first mortgage bonds for churches. We may purchase first mortgage bonds issued by churches through the underwriter in its capacity as underwriter for the issuing church, or as broker or dealer on the secondary market. In such event, the underwriter would receive commissions (paid by the issuing church) on original issue bonds, or "mark-ups" in connection with any secondary transactions. If we sell church bonds in our portfolio, the bonds will be sold through the underwriter. We would pay the underwriter commissions in connection with such transactions.

      Our bylaws limit the amount of all commissions, mark-downs or mark-ups paid to the underwriter. Our business dealings with our advisor and its affiliates other than transactions outside of the ordinary course, and as reflected in our annually approved Advisory Agreement, also must be approved by a majority of our board of directors, including a majority of our independent directors.

      Generally, mortgage loans we originate are smaller than the bond financings originated by the underwriter. However, there may be circumstances where our advisor and the underwriter could recommend either type of financing to a prospective borrower. The decisions of our advisor and the underwriter could affect the credit quality of our portfolio.

      Redemption Obligations Relating to the Certificates May Affect Our Ability to Replace our Advisor. We will be required to offer to redeem all outstanding certificates if we terminate our advisory agreement with Church Loan Advisors, Inc. Our independent directors are required to review and approve the agreement with our advisor on an annual basis. The redemption provision relating to the certificates may have the effect of reducing our ability to replace our current advisor.

Risks Related to Mortgage Lending

      We Are Subject to the Risks Generally Associated with Mortgage Lending. Mortgage lending involves various risks, many of which are unpredictable and beyond our control and foresight. It is not possible to identify all potential risks associated with mortgage lending. Some of the more common risks encountered may be summarized as follows:

o     low demand for mortgage loans

o     interest rate and real estate valuation fluctuations

o     changes in the level of consumer confidence

o     availability of credit-worthy borrowers

o     national and local economic conditions

o     demographic and population patterns

o     zoning regulations

o     taxes and tax law changes

o     availability of alternative financing and competitive conditions

o     factors affecting specific borrowers

o losses associated with default, foreclosure of a mortgage, and sale of the mortgaged property

o     state and federal laws and regulations

o     bankruptcy or insolvency of a borrower

o     borrower misrepresentation(s) and/or fraud

      Second Mortgage Loans Pose Additional Risks. Our Lending Guidelines allow us to make second mortgage loans. The principal amount of such loans may not exceed 20% of our average invested assets. Second mortgage loans entail more risk than first mortgage loans, as foreclosure of senior indebtedness or liens could require us to pay the senior debt or risk losing our mortgage.

      Fixed-Rate Debt Can Result in Yield Fluctuations. Fixed-rate debt obligations carry certain risks. A general rise in interest rates could make the yield on a particular mortgage loan lower than prevailing rates. This could negatively affect our value and consequently the value of the certificates. Neither we nor our advisor can predict changes in interest rates. We attempt to reduce this risk by borrowing through the issuance of intermediate and long term certificates with set interest rates and making loans with this capital for intermediate and long terms that lock in certain target interest rate spreads. We do not intend to borrow funds or sell certificates if the cost of such borrowing exceeds the income we believe we can earn from lending the funds.

      The Mortgage Banking Industry Is Highly Competitive. We compete with a wide variety of lenders, including banks, savings and loan associations, credit unions, insurance companies, pension funds and fraternal organizations for mortgage loans. Many competitors have greater financial resources, access to lower-cost capital, larger staffs and longer operating histories than we have, and thus may be a more attractive lender to potential borrowers. We compete in this industry by limiting our business "niche" to lending to churches and other non-profit religious organizations, offering loans with competitive and flexible terms, and emphasizing our expertise in the specialized industry segment of lending to churches and other non-profit religious organizations.

      Fluctuations in Interest Rates May Affect Our Ability to Repay the Certificates. Prevailing market interest rates impact borrower decisions to obtain new loans or to refinance existing loans, possibly having a negative effect upon our ability to originate mortgage loans. If interest rates decrease and the economic advantages of refinancing mortgage loans increase, then prepayments of higher interest mortgage loans in our portfolio would likely reduce our portfolio's overall rate of return (yield).

      We Are Subject to the Risks Associated with Fluctuations in National and Local Economic Conditions. The mortgage lending industry is subject to increased credit risks and rates of foreclosures during economic downturns. In addition, because we provide mortgages to churches and other religious organizations who generally receive financing through charitable contributions, our financial results are subject to fluctuations based on a lack of consumer confidence or a severe or prolonged national or regional recession. As a result of these and other circumstances, our potential borrowers may decide to defer or terminate plans for financing their properties. In addition, during such economic times we may be unable to locate as many credit-worthy borrowers.

      Our Business May Be Adversely Affected if Our Borrowers Become Insolvent or Bankrupt. If any of our borrowers become insolvent or bankrupt, the borrower's mortgage payments will be delayed and may cease entirely. We may be forced to foreclose on the mortgage and take legal title to the real estate and incur expenses related to the foreclosure and disposition of the property.

      We Have Fluctuating Earnings. As mortgage lenders, we make provision for losses relating to our loan portfolio and sometimes take impairment charges due to our borrowers defaulting or declaring bankruptcy. Recent increases in the occurrence of such events have resulted in greater fluctuation of our earnings, which can reduce our net income.

Risks Related to Mortgage Lending to Churches

      Churches Rely on Member Contributions to Repay Our Loans. Churches rely on member contributions for their primary source of income. Member contributions are used to repay our loans. The membership of a church or the per capita contributions of its members may not increase or remain constant after a loan is funded. A decrease in a church's income could result in its inability to pay its obligation to us, which may affect our ability to pay interest due on or repay the certificates. We have no control over the financial performance of a borrowing church after a loan is funded.

      Churches Depend upon Their Senior Pastors. A church's senior pastor usually plays an important role in the management, spiritual leadership and continued viability of that church. A senior pastor's absence, resignation or death could have a negative impact on a church's operations, and thus its continued ability to generate revenues sufficient to service its obligations to us.

      The Limited Use Nature of Church Facilities Limits the Value of Our Mortgage Collateral. Our loans are secured principally by first mortgages upon the real estate and improvements owned or to be owned by churches and other religious and non-profit organizations. Although we will require an appraisal of the premises as a pre-condition to making a loan, the appraised value of the premises cannot be relied upon as being the actual amount which might be obtained in the event of a default by the borrower. The actual liquidation value of church, school or other institutional premises could be adversely affected by, among other factors: (i) its limited use nature; (ii) the availability on the market of similar properties; (iii) the availability and cost of financing, rehabilitation or renovation to prospective buyers; (iv) the length of time the seller is willing to hold the property on the market; or (v) the availability in the area of the mortgaged property of congregations or other buyers willing to pay the fair value for a church facility.

      Expenses of Foreclosure May Prevent Us from Recovering the Full Value of a Loan. If we foreclose on a mortgage and take legal title to a church's real estate, real estate taxes could be levied and assessed against the property since the property would no longer be owned by a non-profit entity. The property may also incur operating expenses pending its sale, such as property insurance, security, repairs and maintenance. These expenses would be our financial responsibility, and could be substantial in relation to our prior loan if we cannot readily dispose of the property. Such expenses could prevent us from recovering the full value of a loan in the event of foreclosure.

Risks Related to Environmental Laws

      We May Face Liability under Environmental Laws. Under federal, state and local laws and regulations, a secured lender (like us) may be liable, under certain limited circumstances, for the costs of removal or remediation of certain hazardous or toxic substances and other costs (including government fines and injuries to persons and adjacent property). Liability may be imposed whether or not the owner or lender knew of, or was responsible for, the presence of hazardous or toxic substances. The costs of remediation or removal of hazardous or toxic substances, or of fines for personal or property damages, may be substantial and material to our business operations. The presence of hazardous or toxic substances, or the failure to promptly remediate such substances, may adversely affect our ability to resell real estate collateral after foreclosure or could cause us to forego foreclosure. This is a changing area of the law. The courts have found both in favor and against lender liability in this area under various factual scenarios. We require an environmental database check on all properties to be used as collateral for our mortgage loans.

      The Collateral for Our Loans and Our Lenders May Be Subject to Environmental Claims. If there are environmental problems associated with the real estate securing any of our loans, the associated remediation or removal requirements imposed by federal, state and local laws could affect our ability to realize value on our collateral or our borrower's ability to repay its loan.

Future Changes in Tax Laws May Affect Our REIT Status

      In this  prospectus,  we  discuss  our tax  treatment  as a REIT  based on existing provisions of the Internal Revenue Code, existing and proposed regulations, existing administrative interpretations and existing court decisions. New legislation, regulations, administrative interpretations or court decisions may significantly change the tax laws. Therefore, continuing qualification as a REIT may vary substantially from the treatment we describe in this prospectus, which may impact the consequences of purchasing certificates.

                                 WHO MAY INVEST

      Who May Purchase Certificates. You should purchase certificates only if you are prepared to hold the certificates until maturity, only if you have significant financial means, and only if you have no immediate need for liquidity of your investment. We have established financial suitability standards for investors desiring to purchase certificates. You may purchase up to $5,000 of certificates only if you have either (i) a minimum annual gross income (without regard to your investment in shares or certificates) of at least $30,000 and a net worth (exclusive of home, home furnishings and automobiles) of $30,000; or (ii) a net worth (determined with the foregoing exclusions) of at least $100,000. You may purchase more than $5,000 of certificates only if you have either: (i) a minimum annual gross income of (without regard to your investment in shares or certificates) at least $45,000 and a net worth (exclusive of home, home furnishings and automobiles) of $45,000; or (ii) a net worth (determined with the foregoing exclusions) of at least $150,000. Suitability standards may be higher in some states. You must represent in your subscription agreement that you satisfy any applicable suitability standards.

      In addition to the above suitability standards, it is recommended that Kansas investors limit their investment to no more than 10% of their net worth (exclusive of home, home furnishings and automobiles).

      In addition to the above suitability standards, residents of Texas are limited to investing no more than 10% of their net worth (exclusive of home, home furnishings and automobiles) in our certificates.

      We may not complete a sale of certificates until five days after you have received a prospectus. We will refund your investment upon your request, which we must receive within five days after you subscribe, if you received a prospectus only at the time of subscription.

      Fiduciary Accounts. In the case of fiduciary accounts, these minimum standards must be met by the beneficiary of the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds to purchase the shares or certificates if the donor or grantor is the fiduciary.

                                USE OF PROCEEDS

      The following represents our estimate of the use of the offering proceeds from the sale of the certificates, assuming that all the offered certificates are sold.

                                                       Total        Percent
                                                   ------------     -------

    Gross Offering Proceeds (1)                    $ 20,000,000      100.00%

    Less Expenses
       Selling Commissions (2)                          700,000        3.50%
       Underwriter's Expense Allowance (3)              120,000         .60%
       Offering Expenses (4)                            100,000         .50%

    Total Public Offering-Related Expenses              920,000        4.60%

    Amount Available for Investment (5)            $ 19,080,000       95.40%

----------

(1) We are offering the certificates on a "best efforts" basis through the underwriter. There is no assurance that any shares or certificates will be sold.

(2)   We  will  pay  the  underwriter  a  sales   commission  of  2.75%  and  an
      underwriting management fee equal to .75% of the principal amount of certificates sold.

(3) We will pay the underwriter a non-accountable expense allowance of up to $120,000, if all of the certificates are sold, payable as follows: (i) $10,000 is payable upon the sale of each $1,000,000 of certificates up to the sale of $10,000,000 of certificates; and (ii) $2,000 is payable upon the sale of each additional $1,000,000 of certificates up to completion of the sale of all certificates offered hereby or the termination of this offering, whichever is first.

(4) These figures are our best estimates of the legal, accounting, printing, filing fees and other expenses attendant to this offering, all of which have been or will be paid to independent professionals and service providers.

(5) Principally all of the net proceeds from the sale of certificates will be used to make mortgage loans to churches and other non-profit religious organizations and purchase mortgage bonds issued by churches. Until the net proceeds are utilized as such, some may be used for general working capital purposes including, but not limited to: paying down our line of credit, redeeming our equity securities and repaying maturing certificates. We will use no more that 15% of the gross proceeds of this offering to pay interest on certificates and repay principal to certificate holders. Pending application of the proceeds as outlined above, the net proceeds of this offering may be invested in permitted temporary investments.

                     COMPENSATION TO ADVISOR AND AFFILIATES

      This table discloses all the compensation our advisor and its affiliates can receive either directly or indirectly. In accordance with applicable state law, the total of all acquisition fees and expenses we pay in connection with our business cannot exceed 6% of the amount loaned, unless a majority of the directors (including a majority of our independent directors) not otherwise interested in the transaction approve the transaction as being commercially competitive, fair and reasonable to us. Our total operating expenses cannot (in the absence of a satisfactory showing to the contrary) in any fiscal year exceed the greater of: (a) 2% of our average invested assets; or (b) 25% of our net income for the year. Our independent directors may, upon a finding of unusual and nonrecurring factors which they deem sufficient, determine that a higher level of expenses is justified in any given year.

                              ADVISOR COMPENSATION

ITEM OF
COMPENSATION      RECIPIENT   AMOUNT OR METHOD OF COMPENSATION
------------      ---------   --------------------------------
Advisory Fee      Advisor     1.25% annually, paid monthly, of our average invested assets up to $35 million. This fee is reduced to
                              1.00% on assets from $35 million to $50  million and to .75% on assets over $50  million.  Our advisor received  advisory fees in the amount of $382,112 for the year ended  December 31, 2005,  $386,461 for the year ended December 31, 2006,  $413,007 for the year ended December 31, 2007, and $197,959 for the six months ended June 30, 2008.  Assuming all of the  certificates  are sold and our average  invested assets were $50,000,000, the advisory fee would be $587,500 per year.

Acquisition
Fees/Expenses     Advisor     In connection with mortgage loans we make, borrowers may be required to pay our advisor's expenses for closing and other  loan-related  expenses,  such as  accounting  fees and  appraisal  fees paid by our advisor to  independent  service  providers.  Our advisor may retain  payments made by the borrower in excess of costs, but our bylaws limit the total of all acquisition fees and acquisition  expenses to a reasonable amount and in no event in excess of six percent (6%) of the funds advanced to the borrower.

Advisor Loan
Origination Fee   Advisor     Up to one-half of the origination  fees collected from the borrower at closing in connection with each mortgage loan we make.  Our advisor  received  origination  fees in the amount of $78,820 for the year ended  December 31, 2005,  $187,021 for the year ended  December 31, 2006,  $36,514 for the year ended
                              December 31, 2007, and $0 for the six months ended June 30, 2008. We cannot  estimate the total amount of loan origination fees that may be realized by our advisor, but assuming all of the certificates are sold and we invest in that  one-year  period net  proceeds of  $19,080,000  in mortgage  loans with an average  origination fee of 3%, the loan origination fees payable to our advisor in such year could be up to $286,200. As our loans mature or are otherwise repaid, we may make new loans to borrowers.  Loan origination fees would be payable to our advisor in with these loans.

                             AFFILIATE COMPENSATION

ITEM OF
COMPENSATION              RECIPIENT     AMOUNT OR METHOD OF COMPENSATION
------------              ---------     --------------------------------
Commissions on the        Underwriter   2.75% of the principal  amount of the  certificates.  The  underwriter may re-allow all or a
Sale of Certificates                    portion  of this  amount  to  other  participating  broker-dealers  who are  members  of the
in this Offering                        Financial Industry Regulatory Authority ("FINRA").

Non-Accountable           Underwriter   Up to $120,000 to cover the underwriter's  costs and expenses relating to the offer and sale
Expense Allowance                       of the certificates in this offering,  payable as follows: (i) $10,000 paid upon the sale of
Relating  to the Sale                   each  $1,000,000 of  certificates  up to the sale of $10,000,000 of  certificates,  and (ii)
of Certificates in this                 $2,000  payable  upon the  sale of each  additional  $1,000,000  of  certificates  up to the
Offering                                completion of sale of all  certificates  offered hereby or the termination of this offering, whichever occurs first.

Underwriter's             Underwriter   .75% of the principal amount of the certificates, payable only upon original issuance.
Management Fee
Commissions and           Underwriter   Customary  mark-ups  and  mark-downs  on first  mortgage  church  bonds we purchase and sell
Expenses on First                       through  the  underwriter  on the  secondary  market,  and  commissions  earned  through the
Mortgage Bonds                          underwriter on church bonds we purchase in the primary market.
Purchased

                              CONFLICTS OF INTEREST

      We are subject to various conflicts of interest arising from our relationship with our advisor and the underwriter. Our President, Philip J. Myers, is the President of both our advisor and the underwriter and thus is in a position of control of both entities. In addition, Mr. Myers owns 20% of the underwriter. Our advisor, its affiliates, our directors and the directors of our advisor are not restricted from engaging for their own accounts in business activities similar to ours. Occasions may arise when our interests would be in conflict with those of one or more of the directors, our advisor or their affiliates. Our directors, a majority of whom are independent, will endeavor to exercise their fiduciary duties in a manner that will preserve and protect our rights and the interests of the shareholders in the event any conflicts of interest arise. Any transactions between us and any director, our advisor or any of their affiliates, other than the purchase or sale, in the ordinary course of our business, of church bonds from or through the underwriter, will require the approval of a majority of the directors who are not interested in the transaction.

Transactions with Affiliates and Related Parties

      We compensate our advisor and its affiliates for services they provide to us. Our board of directors has the responsibility to ensure that such services are provided on terms no less favorable than we could obtain from unrelated persons or entities. The underwriter may receive commissions from our transactions in church bonds, and our principals and our advisor may receive a benefit in connection with such transactions due to their affiliation with the underwriter.

Compensation to Our Advisor and Conflicts of Interest

      We pay our advisor an annual advisory fee equal to a 1.25% of our average invested assets up to $35 million. This fee is reduced to 1.0% on assets from $35 million to $50 million and to .75% on assets over $50 million. The fee is not dependent on our advisor's performance. Our advisor receives a portion of the fees we make when we make or renew a mortgage loan based upon a percentage of the amount paid by a mortgage borrower as "points," or origination fees. Accordingly, a conflict of interest could arise since the retention, acquisition or disposition of a particular loan could be advantageous to our advisor, but detrimental to us, or vice-versa. Because origination fees are payable upon the closing of the loan or its renewal, and the amount is dependent upon the size of the mortgage loan, our advisor may have a conflict of interest in negotiating the terms of the loan and in determining the appropriate amount of indebtedness to be incurred by the borrower.

      We and our advisor believe that it would not be possible, as a practical matter, to eliminate these potential conflicts of interest. However, the advisory agreement must be renewed annually by the affirmative vote of a majority of the independent directors. The independent directors may determine not to renew the advisory agreement if they determine that our advisor is not satisfactorily performing its duties. In connection with the performance of their fiduciary responsibilities, the existence of possible conflicts of interest will be one of the factors for the directors to consider in determining the action we will take.

Compensation to the Underwriter and Conflicts of Interest

      We will pay the underwriter commissions based on the gross amount and maturities of the certificates it sells on our behalf in this offering. A conflict of interest could arise from this compensation arrangement, as the underwriter may be incented to sell certificates at a time when we may not be able to immediately deploy the resulting proceeds to fund mortgage loans or purchase church bonds.

Our Affiliates May Compete with Us

      Any of our directors or officers may have personal business interests that conflict with our interests and may engage in the church lending business or any other business. A director or officer may have an interest in an entity we engage to render advice or services, and may receive compensation from such entity in addition to compensation received from us.

      The underwriter provides financing to churches and other not-for-profit religious organizations. Therefore, a conflict could arise if the underwriter were to pursue and secure a lending opportunity otherwise available to us. However, the average size of first mortgage bond financings undertaken by the underwriter is approximately $1.75 million, with $1,000,000 being its stated (but not required) minimum financing. We focus on financings ranging from $100,000 to $1,000,000 in size. Conflicts of interest between the underwriter and us likely will be reduced by virtue of the targeted size of loans pursued by each. We have agreed with the underwriter that financing prospects of less than $1,000,000 will be first directed to us for consideration. If we determine that the loan is not suitable or decline to make the loan for any reason, or if the prospective borrower independently declines to accept our lending, then the underwriter or its affiliates will have the opportunity to provide financing to that prospective borrower.

      Neither our advisor nor its affiliates are prohibited from providing the same services to others, including competitors. These relationships may produce conflicts in our advisor's and its affiliates' allocation of time and resources among various projects.

Non Arm's-Length Agreements

      Many agreements and arrangements we have with our advisor and its affiliates, including those relating to compensation, were not negotiated at arm's-length. The conflicts or potential conflicts arising from these agreements and arrangements are mitigated by the following factors: (i) our bylaws limit our operating expenses to an amount that does not exceed the greater of 2% of our average invested assets or 25% of our net income unless the independent directors approve a higher amount and disclose the justification for the higher expenses to our investors; (ii) our advisor seeks to structure its business relationships so as to be competitive with other programs in the marketplace; and (iii) the agreements and arrangements are subject to approval by a majority of our independent directors.

Lack of Separate Legal Representation

      The law firm of Winthrop & Weinstine, P.A., Minneapolis, Minnesota, is counsel to us in connection with this offering and may in the future act as counsel to us, the underwriter, our advisor, our affiliates, and various affiliates of our advisor with respect to other matters. There is a possibility that in the future the interests of the various parties may become adverse. In the event that a dispute were to arise between us and the underwriter, our advisor or any of its affiliates, or our affiliates, separate counsel for such matters will be retained as and when appropriate.

Shared Operations Facilities

      We are located in the leased offices of the underwriter, American Investors Group, Inc., in Minnetonka (Minneapolis), Minnesota. We expect to continue to be housed in these or similar leased premises along with the underwriter and its affiliates. We are not separately charged for rent or related expenses. Our advisor incurs our occupancy expense and many of our operating expenses in exchange for the advisory fee.

                                  DISTRIBUTIONS

      In order to qualify for the beneficial tax treatment afforded real estate investment trusts by the Internal Revenue Code, we are required to pay dividends in annual amounts which are equal to at least 90% of our "real estate investment trust taxable income." We intend to make distributions that meet this requirement. Annual distributions will be estimated for the first three quarters of each fiscal year and adjusted annually based upon our audited year-end financial report.

      Note: Investors who purchase certificates in this offering will not be entitled to receive dividends from us as they will not own any of our common stock.

      We began making regular quarterly distributions to our shareholders for the period of operations ended June 30, 1996. Distributions for prior years, and the period ended June 30, 2008, and the yield and annualized yield, respectively, represented by such distributions (assuming shares were purchased for $10.00 per share), are as follows:

                                      Dollar Amount       Yield
                                       Distributed      Per Share
                 For Year Ended:       Per Share(1):  Represented:
              ---------------------   -------------   ------------
              December 31, 1996           0.6646         9.375%

              December 31, 1997           0.9475         9.475%

              December 31, 1998           0.8906         8.906%

              December 31, 1999           0.8500          8.50%

              December 31, 2000           0.8250          8.25%

              December 31, 2001           0.8313        8.3125%

              December 31, 2002           0.7688        7.6875%

              December 31, 2003           0.6500          6.50%

              December 31, 2004           0.6688        6.6875%

              December 31, 2005           0.6188        6.1875%

              December 31, 2006           0.5875         5.875%

              December 31, 2007           0.2625         2.625%

              June 30, 2008                 0.20          4.00%(2)

----------
(1)   Yield for shares purchased for $10.00 per share.

(2)   Represents annualized yield for the six months ended June 30, 2008.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2007 and June 30, 2008 and as of December 31, 2007 and June 30, 2008 as adjusted to give effect to the sale of all of the certificates offered hereby, of which there can be no assurance.

                                     December 31,   December 31,     June 30,       June 30,
                                         2007           2007           2008           2008
                                        Actual       As Adjusted      Actual       As Adjusted
                                     ------------   ------------   ------------   ------------
Long Term Debt                       $ 20,634,000   $ 40,634,000   $ 19,922,000   $ 39,922,000

Current Liabilities                     5,799,055      5,799,055      6,521,747      6,521,747

Deferred Income                           596,164        596,164        586,823        586,823

Shareholder's Equity                       24,936         24,936         24,721         24,721
Common Stock, $.01 par value per
share; 30,000,000 shares
authorized; issued and outstanding
2,493,595 shares at December 31,
2007 and 2,472,081 shares at June
30, 2008

Additional Paid-In Capital             22,927,644     22,927,644     22,814,911     22,814,911

Accumulated Deficit                    (1,699,000)    (1,699,000)    (1,834,003)    (1,834,003)

Total Shareholder's Equity             21,253,580     21,253,580     21,005,629     21,005,629

   Total Capitalization              $ 48,282,799   $ 68,282,799   $ 48,036,199   $ 68,036,199

                                  OUR BUSINESS

General

      American Church Mortgage Company was established by American Investors Group, Inc. (the "underwriter" or "American") to service demand that the principals of American identified through the course of its business for mortgage lending to church borrowers in the amount of $100,000 to $2,000,000. Because of the regulatory and administrative expenses associated with bond financing, the economic feasibility of bond financing diminishes for financings under $750,000. As a result, American believed that many churches were forced to either forego the project for which their financing request was made, fund their project from cash flow over a period of time and at greater expense, or seek bank financing on terms which were not always favorable or available to them. We were incorporated in Minnesota on May 27, 1994 to provide a lending source to this segment of the industry, capitalizing on a lack of significant competition in the specialized business of making smaller church loans, the experienced human resources available at American and our advisor, and the marketing, advertising and general goodwill of American. We began making loans in April 1996. We make loans throughout the United States in principal amounts limited in range from $100,000 to $2,000,000. We may invest up to 30% of our average invested assets in mortgage-secured debt securities (bonds) issued by churches and other non-profit religious organizations. We intend to lend funds and acquire mortgage secured investments pursuant to our business plan as additional funds become available from this offering, and thereafter as funds from loan repayments, bond maturities and other resources become available.

      We utilize American's unique specialization in procuring, qualifying and servicing church loans to enhance our operations. American has underwritten first mortgage bonds for churches throughout the United States since 1987. In underwriting church bonds, American reviews financing applications, analyzes prospective borrowers' financial capability, and structures, markets and sells, mortgage-backed bond securities to the investing public. Since its inception, American has underwritten approximately 235 church bond financings, in which approximately $476,030,000 in first mortgage bonds have been sold to public investors. The average size of church bond financings underwritten by American since its inception is approximately $2,026,000.

      Since our establishment, we have funded 165 mortgage loans to churches for a total amount of $83,340,954. As of June 30, 2008, we had 74 mortgage loans outstanding in the original aggregate principal amount of $35,802,175 and own church bonds having a face value of $11,966,000.

Financing Business

      We make first mortgage loans in amounts ranging from $100,000 to $2,000,000, to churches and other non-profit religious organizations, and invest in mortgage-secured debt instruments issued by churches and other non-profit religious organizations, called church bonds. We apply essentially all of our working capital (after adequate reserves determined by our advisor) toward making mortgage loans and investing in church bonds. We seek to:

      o find qualified borrowers and make loans in accordance with our Lending Guidelines;

      o     lend at rates of interest in excess of our cost of funds;

      o offer competitively attractive mid-term (5-15 years) loans and long-term (20-30 year) loans (although there is no limit on the term of our loans);

      o charge origination fees, or "points," from the borrower at the outset of a loan and upon any renewal of a loan;

      o make a limited amount of higher-interest rate second mortgage loans and construction loans to qualified borrowers; and

      o purchase a limited amount of mortgage-secured debt securities issued by churches and other non-profit religious organizations, typically at par value.

      Our policies limit the amount of second mortgage loans to 20% of our average invested assets on the date any second mortgage loan is closed, and limit the amount of mortgage-secured debt securities to 30% of average invested assets on the date of their purchase. All other mortgage loans we make (or church bonds purchased for investment) will be secured by a first mortgage or deed of trust on the borrower's real property. As of June 30, 2008, the percentage of average invested assets in second mortgage loans, and the percentage of average invested assets in mortgage-secured debt securities, was less than 1% and 26.6% respectively. As we attempt to make mortgage loans that maximize interest income, we may make longer-term fixed-rate loans in our discretion in order to reduce the risk of downward interest rate fluctuations.

      Our lending and investing decisions, including determination of a prospective borrower's or church bond issuer's financial credit worthiness, are made for us by our advisor. We have no employees. Employees and agents of our advisor conduct all aspects of our business, including (i) marketing and advertising; (ii) communication with prospective borrowers;

(iii) processing loan applications; (iv) closing loans; (v) servicing loans; and
(vi) administering our day-to-day business activities. In consideration of its services, the advisor is entitled to receive a fee equal to 1.25% annually of the Company's average invested assets, plus one-half of any origination fee charged to borrowers on mortgage loans we make. The advisor's management fees are computed and payable monthly.

Current First Mortgage Loan Terms

      We offer prospective borrowers a selection of loan types, which include a choice of fixed or variable rates of interest indexed to the prime rate, the U.S. Treasury 10-Year Notes, or another generally recognized reference index, and having various terms to maturity, origination fees and other terms and conditions. The terms of loans we offer may be changed by our advisor as a result of such factors as (i) the credit quality and experience of the borrowers; (ii) the terms of loans in our portfolio; (iii) competition from other lenders; (iv) anticipated need to increase the overall yield on our mortgage loan portfolio; (v) local and national economic factors; and (vi) actual experience in borrowers' demand for the loans. We currently make the loan types described in the table below. This table describes material terms of loans available from us. The table does not purport to identify all possible terms, rates, and fees we may offer. We may modify the terms identified below or offer loan terms different than those identified below. Many loans are individually negotiated and differ from the terms described below.

        Loan Type                 Interest Rate (1)          Origination Fee (2)
------------------------  ---------------------------------  -------------------

25/30 Year Term(3)        Fixed @ 8.75%/8.95% respectively          3.5%

20 Year Term(3)           Variable Annually @ Prime + 2.50%         3.5%

3 Year Renewable Term(4)  Fixed @ 8.25%                             3.0%

Construction 1 Year Term  Fixed @ 9.00%                             2.0%

(1) "Prime" means the prime rate of interest charged to preferred customers, as published by a federally chartered bank chosen by us. We may also tie our offered interest rates to other indexes.

(2) These are "target" fees; however, negotiation of these fees with borrowers often occurs. Origination fees are generally based on the original principal amount of the loan and are collected from the borrower at the origination and renewal of loans, one-half of which is payable directly to our advisor.

(3) Fully amortized repayment term. Amortization terms may vary, as may other loan terms, depending on individual loan negotiations and competitive forces.

(4) Renewable term loans are repaid based on a 25-year amortization schedule, and are renewable at the conclusion of their initial term for additional like terms up to an aggregated maximum of 25 years. We charge a fee of 1% upon the date of each renewal. If renewed by the borrower, the interest rate is adjusted upon renewal to Prime plus a specified percentage "spread."

Property Portfolio of the Company

      As of June 30, 2008, we had 74 first mortgage loans aggregating $35,802,175 in original principal amount, and purchased $11,966,000 original principal amount first mortgage bonds issued by churches. The table below identifies the borrowing institutions and certain key terms of the loans comprising our loan portfolio as of June 30, 2008.

                                                       Loan        Loan     Interest   Collateral Appraised
                 Borrowing Church                     Amount       Term       Rate             Value          Funding Date
-------------------------------------------------   ----------   --------   --------   --------------------   ------------
Praise Chapel International(1)                       $115,000     5 years    10.00%         $  175,000          03/02/99

Greater Hill Zion Baptist Church                     $500,000    20 years     9.75%         $1,040,000          05/20/99

Freewill Christian Center                            $596,000    20 years    10.00%         $  797,000          06/22/99

Bethel Temple of Longview                            $500,000    20 years    10.25%         $1,550,000          06/04/99

Greater Fort Lauderdale                              $605,000    20 years     9.75%         $  900,000          07/08/99

Old Morning Star Church (2)                          $280,000    20 years     9.85%         $  356,000          12/21/99

Praise Christian Center                              $500,000    20 years     9.85%         $  926,000          01/21/00

St. Paul AME Church                                  $200,000    20 years    10.25%         $  325,000          11/02/00

Second Missionary Baptist Church                     $225,000    20 years    10.25%         $  370,000          06/19/01

True Vine Gospel Church                              $350,000    25 years     9.95%         $  500,000          11/15/01

Nehemiah Christian Center (3)                        $115,000     3 years     8.50%         $  140,000          05/30/02

Eagle Vision Community Church                        $165,000    20 years     9.25%         $  215,000          07/19/02

Holly Grove Missionary Baptist Church                $205,000    20 years     9.25%         $  461,900          09/19/02

House of Joy & Praise Outreach Center                $435,000    20 years     9.25%         $  780,000          12/30/02

Bread of Life Baptist Church                         $763,000    20 years     9.25%         $1,160,000          02/21/03

Life Changing Faith Christian Church                 $460,000    20 years     9.00%         $  690,000          03/12/03

Zion Hill Baptist Church                             $255,000    20 years     8.65%         $  365,000           5/30/03

Bend Christian Center                                $445,000    25 years     8.65%         $ 1,010,00           6/19/03

Believers New Life Ministries(4)                     $280,000     5 years     7.95%         $  395,000           6/26/03

Pembroke Park Church of Christ                       $520,000    20 years     8.65%         $  880,000           6/26/03

Glad Tidings Community Church                        $663,000    25 years     8.75%         $  900,000           6/30/03

The Apostolic Church of New York                     $335,000    20 years     9.25%         $  537,000           8/18/03

All Faiths Christian Center                          $645,000    20 years     8.65%         $  922,000           9/11/03

Landmark Apostolic Church                            $400,000    20 years     8.65%         $  750,000           9/19/03

Ekklesia Fellowship Ministries                       $227,500    20 years     8.65%         $  335,000           9/25/03

                                                       Loan        Loan     Interest   Collateral Appraised
                 Borrowing Church                     Amount       Term       Rate             Value          Funding Date
-------------------------------------------------   ----------   --------   --------   --------------------   ------------
All Saints Community Church                         $  210,000   20 years     8.65%         $  300,000          11/25/03

Praise Tabernacle Jamaica                           $  600,000   20 years     8.65%         $  950,143          11/25/03

The Word of the Living God Ministries, Inc.         $  650,000   20 years     8.65%         $1,125,000          12/16/03

Praise Tabernacle Deliverance Baptist Church        $  500,000   25 years     8.35%         $1,058,000          12/19/03

Faith Christian Center                              $  475,000   20 years     8.65%         $  746,000          04/21/04

Shiloh Temple House of God                          $  500,000   20 years     8.25%         $  710,000          04/29/04

Fun Family Christian Center                         $  873,406   25 years     9.25%         $1,290,850          05/22/04

The Lord Jesus Christ Church on the Rock            $  195,000   20 years     8.25%         $  300,000          07/09/04

New Covenant Christian Fellowship                   $  375,000   20 years     8.25%         $  700,000          08/30/04

Holy Deliverance Ministries                         $  238,830   20 years     9.85%         $  360,000          09/14/04

Holy Tabernacle Ministries                          $  325,000   25 years     8.50%         $  500,000          09/16/04

First Church of the Spirit and Truth                $  530,000   20 years     8.25%         $  750,000          09/30/04

Bethany Uniting Faith                               $  235,000   20 years     8.25%         $  330,000          10/11/04

Manifestations Worldwide                            $1,240,000   20 years     8.25%         $1,800,000          10/27/04

Christ Wonderful World Outreach                     $  543,000   20 years     8.25%         $  725,000          11/03/04

Covenant Love Christian Center                      $  785,000   20 years     8.25%         $1,200,000          11/10/04

Faith Christian Ministry                            $  150,000   20 years     8.25%         $  220,000          11/15/04

New Life Community Church of Truth                  $  570,000   20 years     8.25%         $  790,000          11/30/04

Lincoln Heights Missionary Baptist Church           $  620,000   20 years     8.25%         $1,000,000          12/30/04

Zion Mission                                        $  410,000   25 years     8.50%         $  800,000          02/04/05

God's Praise & Worship Center                       $  372,737   25 years     8.75%         $  600,000          02/10/05

Inter-Denominational Fellowship Ministries          $  315,000   25 years     8.75%         $  491,000          04/06/05

Mt. Ararat Baptist Church (5)                       $  215,000   25 years     8.95%         $1,000,000          04/24/05

True Vine Baptist Church                            $  198,500   25 years     8.75%         $  265,000          06/01/05

Calvary Baptist Church of Houston                   $  250,000   25 years     8.95%         $  350,000          06/29/05

International Deliverance Center                    $  500,000   25 years     8.95%         $  738,000          06/30/05

Unity of Faith Worship Center                       $  424,915   30 years     8.75%         $  835,150          06/30/05

                                                       Loan        Loan     Interest   Collateral Appraised
                 Borrowing Church                     Amount       Term       Rate             Value          Funding Date
-------------------------------------------------   ----------   --------   --------   --------------------   ------------
Iglesia de Dios Pentecostal                         $  775,000   25 years     8.75%         $1,008,484          07/13/05

Defenders Faith Center                              $  260,000   25 years     8.95%         $  470,000          11/29/05

Abundant Faith Baptist Church                       $  206,000   25 years     8.75%         $  500,000          02/15/06

Grace Christian Church                              $1,600,000   25 years     8.50%         $2,225,000          03/30/06

Living Water Seventh-Day Adventist Church           $  640,000   30 years     8.75%         $  855,000          05/23/06

Serenity Church                                     $  250,000   30 years     8.95%         $  370,909          06/13/06

Evangel Temple                                      $1,195,000   30 years     8.50%         $2,485,000          06/16/06

Calvary United Methodist Church of Holly            $  395,000   30 years     8.95%         $1,600,000          06/23/06

Trinity Family Church                               $  625,000   30 years     8.75%         $1,007,000          06/23/06

Iglesia Nueva Vida en Cristo                        $  195,000   30 years     8.75%         $  233,000          06/28/06

Grace Evangelical Free Church                       $  400,787   25 years     8.95%         $  900,000          08/11/06

Norman Quintero Ministries                          $  275,000   25 years     9.00%         $  383,000          08/15/06

Centro Cristiano Carismatico                        $1,325,000   25 years     8.75%         $2,640,000          09/29/06

Church of God of Prophecy of the Last Days          $  497,000   30 years     8.95%         $  710,000          12/07/06

Sword of the Word Evangelistic Ministry             $  800,000   25 years     8.75%         $1,650,000          12/20/06

Church of the Living God - Full Gospel Ministries   $1,055,000   30 years     8.75%         $1,875,000          12/21/06

Anchored in Faith Ministries                        $  675,000   25 years     9.25%         $  900,000          09/19/07

New Maranatha-Karibu SDA Church                     $  427,500   30 years     8.95%         $  570,000          10/18/07

Greater St. Andrew's AME Church                     $  440,000   30 years     8.95%         $1,250,000          11/01/07

Burning Bush Worship Center                         $  450,000   30 years     8.95%         $  600,000          12/03/07

Rock Spring Church                                  $  780,000   30 years     8.50%         $1,425,000          12/12/07

Hope for You Family Life & Worship Center           $  450,000    3 years     7.50%         $  637,000          12/17/07

(1)   Renewed for an additional five (5)year period in March 2004.

(2) Includes an initial loan in the amount of $250,000 and an additional supplemental loan of $30,000 funded April 2001.

(3)   The Church's rate has not been adjusted or changed.

(4) Refinanced to a twenty-five (25) year fully amortized fixed rate loan in July 2008.

(5)   New promissory note signed.

The following church bonds, which are secured by mortgages, were held by the Company as of June 30, 2008. Each of these bonds is callable at anytime by the issuer at par.

                                                             Company                                                       Original
                                               Principal    Purchase    Face Yield    Yield to   Current     Maturity       Issue
Issuer                                          Amount        Price      of Bonds     Maturity    Yield        Date          Date
-------------------------------------------   ----------   ----------   ----------    --------   -------   -------------   --------
From the Heart Ministries, Inc.               $   13,000   $   13,000        10.40%     10.40%    10.40%   From 02/15/19   02/15/01
                                                                                                            to 08/15/19

Abundant Life Family Worship                  $    3,000   $    2,760        10.15%     11.65%    11.03%      02/15/10     10/15/95

From the Heart                                $    3,000   $    3,000        10.40%     10.40%    10.40%      02/15/19     02/15/01

From the Heart                                $    1,000   $    1,000        10.00%     10.00%    10.00%      08/15/08     02/15/01

From the Heart                                $    1,000   $    1,000        10.15%     10.15%    10.15%      02/15/11     02/15/01

Greater Holy Trinity                          $  781,000   $  781,000    From 8.25%       N/A      9.30%    Serially to    12/15/01
                                                                           to 9.75%                          12/15/21

Swope Parkway Church of Christ                $    8,000   $    7,440         9.95%     11.20%    10.70%      11/01/11     11/01/97

Harvest Baptist Church                        $   10,000   $ 5,073.95    From 5.00%       N/A       N/A       04/01/19     04/28/03
                                                                          to 12.00%

Harvest Baptist Church                        $    6,000   $ 3,031.14    From 5.00%       N/A       N/A       04/01/19     04/28/03
                                                                          to 12.00%

Greater St. Matthew's Baptist                 $  372,000   $  372,000         9.00%      9.00%     9.00%   From 01/15/23   07/15/03
                                                                                                            to 07/15/23

St. Agnes Missionary Baptist Church           $2,000,000   $2,000,000    From 5.35%       N/A      6.71%   From 05/15/10   05/15/03
                                                                           to 7.25%                         to 05/15/22

Morning Star Missionary Baptist Church        $   10,000   $    7,500         9.80%     14.40%    13.07%      09/15/14     09/15/94

New Life Tabernacle                           $   20,000   $   20,000         7.35%      7.35%     7.35%      01/15/19     01/15/04

New Life Tabernacle                           $   40,000   $   40,000         7.75%      7.75%     7.75%      07/15/21     01/15/04

New Life Tabernacle                           $    1,000   $    1,000         7.50%      7.50%     7.50%      01/15/21     01/15/04

Chapel Hill Harvester Church                  $1,965,000   $1,965,000    From 7.25%       N/A      7.70%   From 03/01/18   03/01/04
                                                                           to 8.00%                         to 03/01/29

New Life Tabernacle                           $   48,000   $   48,000         7.50%      7.50%     7.50%      01/15/21     01/15/04

New Life Tabernacle                           $   68,000   $   68,000         8.00%      8.00%     8.00%      01/15/27     01/15/04

New Life Tabernacle                           $    3,000   $    3,000         6.75%      6.75%     6.75%      01/15/15     01/15/04

New Life Tabernacle                           $    3,000   $    3,000         7.00%      7.00%     7.00%      01/15/16     01/15/04

New Life Tabernacle                           $    8,000   $    8,000         7.00%      7.00%     7.00%      07/15/16     01/15/04

New Life Tabernacle                           $   10,000   $   10,000         7.35%      7.35%     7.35%      01/15/19     01/15/04

                                                             Company                                                       Original
                                               Principal    Purchase    Face Yield    Yield to   Current     Maturity       Issue
Issuer                                          Amount        Price      of Bonds     Maturity    Yield        Date          Date
-------------------------------------------   ----------   ----------   ----------    --------   -------   -------------   --------
Chapel Hill Harvester Church                  $  472,000   $  472,000         7.75%      7.75%     7.75%   From 03/01/23   03/01/04
                                                                                                            to 09/01/23

Chapel Hill Harvester Church                  $   59,000   $   59,000         8.00%      8.00%     8.00%   From 03/01/24   03/01/04
                                                                                                            to 03/01/29

Chapel Hill Harvester Church                  $   17,000   $   17,000         8.00%      8.00%     8.00%      03/01/24     03/01/04

Chapel Hill Harvester Church                  $    1,000   $    1,000         8.00%      8.00%     8.00%      03/01/28     03/01/04

Chapel Hill Harvester Church                  $    1,000   $    1,000         8.00%      8.00%     8.00%      09/01/27     03/01/04

Chapel Hill Harvester Church                  $    1,000   $    1,000         8.00%      8.00%     8.00%      03/01/25     03/01/04

Chapel Hill Harvester Church                  $   10,000   $   10,000         8.00%      8.00%     8.00%      03/01/27     03/01/04

Chapel Hill Harvester Church                  $    8,000   $    8,000         8.00%      8.00%     8.00%      03/01/28     03/01/04

Full Gospel Holy Temple                       $   25,000   $   23,500         7.25%      7.98%     7.71%      02/15/18     02/15/03

Chapel Hill Harvester Church                  $  796,000   $  796,000    From 5.75%       N/A      6.09%   From 09/01/11   03/01/04
                                                                           to 7.50%                         to 03/01/21

Chapel Hill Harvester Church                  $   30,000   $   28,200         7.75%      8.41%     8.24%      03/01/22     03/01/04

St. Agnes Missionary Baptist Church           $   30,000   $   27,300         7.00%      8.18%     7.69%      11/15/16     05/15/03

Agape Assembly Baptist Church                 $  400,000   $  400,000         9.00%      9.00%     9.00%   From 06/15/29   12/15/04
                                                                                                            to 12/15/29

Original Holy Ark                             $    2,000   $    2,000        10.00%     10.00%    10.00%      10/15/13     04/15/97
Missionary Baptist Church

Agape Assembly Baptist Church                 $   97,000   $   97,000         9.00%      9.00%     9.00%   From 12/15/28   12/15/04
                                                                                                            to 06/15/29

Agape Assembly Baptist Church                 $  248,000   $  248,000         7.75%      7.75%     7.75%   From 12/15/20   12/15/04
                                                                                                            to 06/15/21

Agape Assembly Baptist Church                 $  150,000   $  150,000         7.50%      7.50%     7.50%   From 12/15/18   12/15/04
                                                                                                            to 06/15/19

United Apostolic Church                       $    1,000   $    1,000         6.00%      6.00%     6.00%      05/15/14     05/15/05

United Apostolic Church                       $    3,000   $    3,000         6.50%      6.50%     6.50%      05/15/16     05/15/05

United Apostolic Church                       $    5,000   $    5,000         6.75%      6.75%     6.75%      05/15/17     05/15/05

                                                             Company                                                       Original
                                               Principal    Purchase    Face Yield    Yield to   Current     Maturity       Issue
Issuer                                          Amount        Price      of Bonds     Maturity    Yield        Date          Date
-------------------------------------------   ----------   ----------   ----------    --------   -------   -------------   --------
United Apostolic Church                       $   13,000   $   13,000         7.00%      7.00%     7.00%   From 11/15/17   05/15/05
                                                                                                            to 11/15/19

United Apostolic Church                       $   12,000   $   12,000         7.25%      7.25%     7.25%      11/15/21     05/15/05

United Apostolic Church                       $    4,000   $    4,000         7.50%      7.50%     7.50%      05/15/23     05/15/05

Agape Assembly Baptist Church                 $   24,000   $   24,000         6.25%      6.25%     6.25%      06/15/12     12/15/04

Agape Assembly Baptist Church                 $   76,000   $   76,000         6.50%      6.50%     6.50%   From 06/15/13   12/15/04
                                                                                                            to 12/15/13

Agape Assembly Baptist Church                 $  119,000   $  119,000         6.75%      6.75%     6.75%   From 06/15/14   12/15/04
                                                                                                            to 12/15/14

Agape Assembly Baptist Church                 $    5,000   $    5,000         7.25%      7.25%     7.25%      12/15/16     12/15/04

Christ Bible Teaching Center                  $   36,000   $   36,000    From 5.00%       N/A      6.14%   From 01/15/10   07/15/05
                                                                           to 6.75%                         to 01/15/17

Brea Baptist Church                           $  543,000   $  543,000    From 4.50%       N/A      5.98%   From 04/01/09   10/01/05
                                                                           to 6.75%                         to 04/01/19

Grace Community Church                        $  214,000   $  214,000         8.00%      8.00%     8.00%   From 08/15/30   02/15/06
                                                                                                            to 08/15/32

Christ Fellowship Baptist Church              $   25,000   $   25,000         7.50%      7.50%     7.50%      12/01/21     06/01/06

Christ Fellowship Baptist Church              $   25,000   $   25,000         7.75%      7.75%     7.75%      12/01/23     06/01/06

Greater New Macedonia Miss. Baptist Church    $    1,000   $    1,000        10.15%     10.15%    10.15%      01/15/11     07/15/00

Greater New Macedonia Miss. Baptist Church    $    1,000   $    1,000        10.15%     10.15%    10.15%      07/15/11     07/15/00

St. Agnes Missionary Baptist Church           $    5,000   $    4,850         8.00%      8.30%     8.25%      11/15/27     05/15/03

Redeemed Christian Church of God              $   60,000   $   60,000         9.00%      9.00%     9.00%      11/01/36     11/01/06

Oak Grove Missionary Baptist Church           $  993,000   $  993,000         8.50%      8.50%     8.50%   From 02/01/33   08/01/06
                                                                                                            to 08/01/36

Christ Fellowship Baptist Church              $  157,000   $  157,000         8.00%      8.00%     8.00%   From 02/01/10   06/01/06
                                                                                                            to 06/01/14

                                                             Company                                                       Original
                                               Principal    Purchase    Face Yield    Yield to   Current     Maturity       Issue
Issuer                                          Amount        Price      of Bonds     Maturity    Yield        Date          Date
-------------------------------------------   ----------   ----------   ----------    --------   -------   -------------   --------
Chapel Hill Harvester Church                  $   10,000   $    8,900         8.00%      9.27%     8.99%      09/01/24     03/01/04

Grace Community Church                        $    4,000   $    3,560         7.75%      8.87%     8.71%      12/15/29     12/15/04

United Baptist Church                         $    3,000   $    2,670         5.25%      9.06%     5.90%      06/01/10     06/01/05

United Baptist Church                         $    3,000   $    2,670         5.50%      8.53%     6.18%      06/01/11     06/01/05

United Baptist Church                         $    1,000   $      890         5.75%      8.12%     6.46%      12/01/12     06/01/05

First Love Fellowship                         $    5,000   $    4,450         7.75%      9.02%     8.71%      01/15/24     07/15/06

His Tabernacle Family Church                  $  240,000   $  240,000    From 8.25%       N/A      8.74%   From 09/01/15   03/01/07
                                                                           to 9.00%                         to 03/01/22

New Beginnings Cathedral of Worship           $  281,000   $  281,000         7.00%      7.00%     7.00%      09/15/36     09/15/06

Redeemed Christian Church of God              $  151,000   $  151,000         8.25%      8.25%     8.25%   From 05/01/34   11/01/06
                                                                                                            to 11/01/35

Calvary Tabernacle                            $  277,000   $  277,000         8.90%      8.90%     8.90%   From 12/15/33   06/15/07
                                                                                                            to 06/15/34

New Life Tabernacle                           $    2,000   $    1,880         7.25%      8.08%     7.71%      07/15/18     01/15/04

Abundant Life Family Worship Center           $    1,000   $      940        10.35%     11.49%    11.01%      08/15/15     08/15/96

Abundant Life Family Worship Center           $   15,000   $   13,800        10.30%     12.00%    11.20%      08/15/14     08/15/96

The House of Refuge Apostolic Church          $  113,000   $  113,000         8.75%      8.75%     8.75%   From 02/15/37   08/15/07
                                                                                                            to 08/15/37

Full Gospel Holy Temple                       $    5,000   $    4,400         5.25%     12.88%     5.97%       08/15/09    02/15/03

The New York Dong Yang Church                 $    2,000   $    1,760         6.00%      8.96%     6.82%       12/01/12    12/01/03

Redeemed Christian Church of God              $  211,000   $  211,000         9.00%      9.00%     9.00%   From 11/15/36   11/15/07
                                                                                                            to 11/15/37

Morning Star Missionary Baptist Church        $    5,000   $    4,100         9.80%     14.23%    11.95%      03/15/14     09/15/94

Morning Star Missionary Baptist Church        $    5,000   $    4,400         9.50%     22.04%    10.80%      03/15/09     09/15/94

Abundant Life Family Worship Center           $    3,000   $    2,670        10.20%     15.56%    11.46%      08/15/10     08/15/96

Bethlehem Missionary Church                   $    3,000   $    2,655         9.20%     11.07%    10.40%      08/15/18     09/14/99

                                                             Company                                                       Original
                                               Principal    Purchase    Face Yield    Yield to   Current     Maturity       Issue
Issuer                                          Amount        Price      of Bonds     Maturity    Yield        Date          Date
-------------------------------------------   ----------   ----------   ----------    --------   -------   -------------   --------
Copperas Cove Unity                           $  113,000   $  113,000         8.50%      8.50%     8.50%   From 02/15/38   02/15/08
Missionary Baptist Church                                                                                   to 02/15/39

The Church of the Pentecost USA               $  495,000   $  495,000    From 6.00%       N/A      8.19%   From 08/15/08   02/15/08
                                                                           to 8.75%                         to 02/15/38

New Community Baptist                         $    5,000   $    5,000         8.25%      8.25%     8.25%      08/15/35     02/15/08
Church of Pine Bluff, AR

Mortgage Loan Processing and Underwriting

      Our advisor's personnel process and verify mortgage loan applications. Verification procedures are designed to assure a borrower's qualification under our Lending Guidelines. Verification procedures include obtaining:

   o  applications   containing  key  information   concerning  the  prospective
      borrower

   o  project description

   o  financial statements of the prospective borrower

   o  organizational documents and history of the borrower

   o  preliminary title report or commitment for mortgagee title insurance

   o  a real estate appraisal in accordance with our Lending Guidelines

      We require  that  appraisals  and  financial  statements  be  prepared  by independent third-party professionals who are pre-approved based on their experience, reputation and education. Completed loan applications, together with a written summary are presented by a loan analyst to our loan committee for consideration. Our loan committee is usually comprised of both our advisor's president and our advisor's vice-president, but at times items also includes our advisor's loan officer/administrator and other officers and employees of the Advisor and the Advisor's affiliates. Once the loan committee has met and evaluated and discussed a potential loan, the loan is approved or denied, typically by consensus. If accepted, the loan, the terms of which may have been revised by the committee, is then presented to the potential borrower, who may, from time to time, be permitted to negotiate additional revisions. Once a borrower has accepted a loan proposal, however, it must submit a good faith deposit. At that point, a loan officer of our advisor may begin the loan preparation process by arranging for certain services on behalf of the borrower, in order to achieve pricing and timing efficiencies. Such services may include, but are not limited to: the provision of mortgage title insurance and for the services of professional independent third-party accountants and appraisers regarding delivery of title commitments, preliminary title reports, title policies, environmental evaluations, financial statements, and appraisals meeting our loan lending criteria. Our advisor may arrange for the direct payment for professional services and for the direct reimbursement to it of related expenditures by borrowers and prospective borrowers. Upon closing and funding of mortgage loans, an origination fee based on the original principal amount of each loan is generally charged, of which one-half is payable to us and one-half is payable to our advisor.

Loan Commitments

      Subsequent to approval by our loan committee, and prior to funding a loan, we issue a loan commitment to qualified applicants. We may charge a loan commitment fee, but typically do not. Commitments indicate the loan amount, origination fees, closing costs, underwriting expenses (if any), funding conditions, approval expiration dates, interest rate and other terms. Commitments generally set forth a "prevailing" interest rate that is subject to change in accordance with market interest rate fluctuations until the final loan closing documents are prepared. In certain cases we may establish ("lock-in") interest rate commitments up to sixty days from the commitment to closing. Interest rate commitments beyond sixty days will not normally be issued unless we receive a fee premium based upon the assessment of the risk associated with a longer "lock-in" period.

Loan Portfolio Management

      Our advisor manages and services our portfolio of mortgage loans in accordance with an advisory agreement. Our advisor is responsible for all aspects of our mortgage loan business, including:

   o  closing and recording of mortgage documents

   o  collecting principal and interest payments

   o  enforcing loan terms and other borrower's requirements

   o  periodic review of each mortgage loan file

   o  determination of reserve classifications

   o exercising our remedies in connection with defaulted or non-performing loans

      Fees and costs of attorneys, insurance, bonds and other direct expenses incurred in connection with the exercise of remedies in connection with a loan default are our responsibility, although they may be recouped from the borrower in the process of pursuing our remedies. Our advisor will not receive any additional compensation for services rendered in connection with on-going loan portfolio management or exercising our remedies in the event of a loan default.

Loan Funding and Borrowing

      Our mortgage loans and purchases of church bonds are funded with available cash resources. Historically, we have obtained cash resources from the sale of our common stock, the repayment of our investments in loans and bonds, the sale of certificates and from our line of credit. We will use the proceeds of the sale of certificates to fund mortgage loans and purchase church bonds. We may borrow up to 300% of shareholders' equity, unless greater amounts are permitted under certain circumstances. We have a $4,500,000 secured line of credit with Beacon Bank, Shorewood, Minnesota. We intend to use this loan facility to enable us to close loans on schedule while we may not otherwise have adequate funds on hand. The Beacon Bank line of credit is secured by church bonds owned by us. This line of credit is used periodically to fund loans when we do not otherwise have sufficient capital to do so. Historically, the line has been paid as soon as additional capital becomes available to us. We pay Beacon Bank a rate of interest equal to the prime interest rate up to a prime rate of 6.00%, and when above 6.00%, a rate equal to the prime rate less 1/2% but not less than 6.00%, in addition to a nominal annual renewal fee.

Lending Guidelines

      Our business of mortgage lending to churches and other non-profit religious organizations is managed in accordance with and subject to our Lending Guidelines. Our Lending Guidelines identify our general business guidelines and the parameters of our lending business.

   - Loans we make are limited to churches and other non-profit religious organizations and are secured by mortgages. The total principal amount of our second mortgage loans is limited to 20% of our average invested assets. All other loans and bonds will be secured by first mortgages.

   - The total principal amount of mortgage-secured debt securities we purchase from churches and other non-profit religious organizations is limited to 30% of our average invested assets.

   - The loan amount cannot exceed 75% of the appraised value of the real estate and improvements securing each loan. On all loans, we require a written appraisal certified by a member of the Appraisal Institute or a state-certified appraiser.

   -  The  borrower  must  furnish  us  with  an  ALTA   (American   Land  Title
      Association) or equivalent mortgagee title policy insuring our mortgage interest.

   - The borrower's long-term debt (including the proposed loan) cannot exceed four times the borrower's gross income for the previous 12 months.

   - The borrower must furnish us with financial statements (balance sheet and income and expense statement) for its last three (3) complete fiscal years and current financial statements for the period within ninety (90) days of the loan closing date. A borrower must have the last complete fiscal year financial statements reviewed by a certified public accountant (CPA) engaged by the borrower and who is independent of the borrower. On loans in excess of $500,000 our advisor may require the last complete fiscal year be audited by a CPA engaged by the borrower and who is independent of the borrower. In lieu of the above requirement, we or our advisor may employ a qualified accountant. The qualified accountant we employ would be required to be independent of the borrower. Our employed qualified accountant would not be independent of us. Compiled financial statements of the borrower are acceptable from our employed qualified accountant. Along with the compiled financial statements of the borrower, our employed qualified accountant would perform partial and targeted review examination procedures for borrowers. On loans in excess of $500,000, the advisor may require partial and targeted audit examination procedures for borrowers.

   - Borrowers in existence for less than three (3) fiscal years must provide financial statements since their inception. No loan will be extended to a borrower in operation less than two (2) calendar years absent express approval by our Board of Directors.

   - Our advisor typically requires the borrower to arrange for automatic electronic or drafting of monthly payments.

   - Our advisor may require (i) key-person life insurance on the life of the senior pastor of a church; (ii) personal guarantees of church members and/or affiliates; and (iii) other security enhancements for our benefit.

   - The borrower must agree to provide us with annual financial statements within 120 days of each fiscal year end during the term of the loan.

   - Our advisor may require the borrower to grant to us a security interest in all personal property located and to be located upon the mortgaged premises (excluding property leased by the borrower).

   - We may make fixed-interest rate loans having maturities of three to thirty years.

   - We may borrow up to 300% of shareholders' equity, unless greater amounts are permitted under certain circumstances.

      We require borrowers to maintain a general perils and liability coverage insurance policy naming us as the loss-payee in connection with damage or destruction to the property of the borrower which typically includes weather-related damage, fire, vandalism and theft. In its discretion, our advisor may require the borrower to provide flood, earthquake and/or other special coverage.

      These Lending Guidelines are in addition to the prohibited investments and activities set forth in our bylaws, which are discussed in the next section.

Prohibited Investments and Activities

      Our bylaws impose certain prohibitions and restrictions on our investment practices and activities, including prohibitions against:

   - Investing more than 10% of our total assets in unimproved real property or mortgage loans on unimproved real property;

   - Investing in commodities or commodity futures contracts other than "interest rate futures" contracts intended only for hedging purposes;

   - Investing in mortgage loans (including construction loans) on any one property which in the aggregate with all other mortgage loans on the property would exceed 75% of the appraised value of the property unless substantial justification exists because of the presence of other underwriting criteria;

   - Investing in mortgage loans that are subordinate to any mortgage or equity interest of our advisor or our directors or any of their affiliates;

   -  Investing in equity securities;

   - Engaging in any short sales of securities or in trading, as distinguished from investment activities;

   -  Issuing redeemable equity securities;

   - Engaging in underwriting or the agency distribution of securities issued by others;

   - Issuing options or warrants to purchase our shares at an exercise price less than the fair market value of the shares on the date of the issuance or if the issuance thereof would exceed 10% in the aggregate of our outstanding shares;

   - Issuing debt securities unless the debt service coverage for the most recently completed fiscal year, as adjusted for known changes, is sufficient to properly service the higher level of debt;

   - Investing in real estate contracts of sale unless such contracts are in recordable form and are appropriately recorded in the chain of title;

   - Selling or leasing to our advisor, a director or any affiliate thereof unless approved as being fair and reasonable by a majority of directors (including a majority of independent directors), not otherwise interested in such transaction;

   - Acquiring property from our advisor or any director, or any affiliate thereof (other than church bonds from American Investors Group, Inc. in the ordinary course of our investing activities), unless a majority of our directors (including a majority of our independent directors) not otherwise interested in such transaction approve the transaction as being fair and reasonable and at a price no greater than the cost of the asset to our advisor, director or any affiliate thereof, or if the price is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the cost of such asset exceed its current appraised value;

   - Investing or making mortgage loans unless a mortgagee's or owner's title insurance policy or commitment as to the priority of the mortgage or condition of title is obtained; or

   -  Issuing  our  shares  on  a  deferred   payment  basis  or  other  similar
      arrangement.

      We do not intend to invest in the securities of other issuers for the purpose of exercising control, to engage in the purchase and sale of investments other than as described in this prospectus, to offer securities in exchange for property unless deemed prudent by a majority of our directors, to repurchase or otherwise reacquire our shares or to make loans to other persons except in the ordinary course of our business as described herein.

      We will not make loans to or borrow from, or enter into any contract, joint venture or transaction with, any director or officer of ours, our advisor or any affiliate of any of the foregoing unless a majority of our directors, including a majority of the independent directors, approves the transaction as fair and reasonable to us and the transaction is on terms and conditions no less favorable to us than those available from unaffiliated third parties. If we invest in any property, mortgage or other real estate interest pursuant to a transaction with our advisor or any directors or officers thereof, then the investment will be based upon a current appraisal of the underlying property from an independent qualified appraiser selected by the independent directors and will not be made at a price greater than fair market value as determined by such appraisal.

Policy Changes

      Our bylaw relating to policies, prohibitions and restrictions referred to under "Our Business - Prohibited Investments and Activities" may not be changed (except in certain immaterial respects by a majority approval of the board of directors) without the approval of a majority of the independent directors and the approval of the holders of a majority of our shares, at a duly held meeting for that purpose.

Competition

      The business of making loans to churches and non-profit religious organizations is competitive. We compete with a wide variety of investors, including banks, savings and loan associations, insurance companies, pension funds and fraternal organizations which may have investment objectives similar to ours. Many competitors have greater financial resources, larger staffs and longer operating histories than we have. We compete by offering loans with competitive and flexible terms, and emphasizing our expertise in this specialized industry segment.

Allowance for Mortgage Loans Receivable

      The Company records loans receivable at their estimated net realizable value, which is the unpaid principal balance less the allowance for mortgage loans. The Company's loan policy provides an allowance for estimated uncollectible loans based on an evaluation of the current status of the loan portfolio. This policy reserves for principal amounts outstanding on a particular loan if cumulative interruptions occur in the normal payment schedule of a loan. The Company reserves for the outstanding principal amount of a loan in the Company's portfolio if the amount is in doubt of collection. Additionally, no interest income is recognized on non-performing loans that are in the foreclosure process. At December 31, 2007, the Company reserved approximately $72,000 for fourteen mortgage loans, of which four were three or more mortgage payments in arrears, and three were in the foreclosure process, of which one has declared bankruptcy. At June 30, 2008, the Company reserved approximately $68,000 for nine mortgage loans, of which three churches are three or more mortgage payments in arrears and two churches are in the foreclosure process.

The total outstanding principal amount of non-performing loans, which are loans that are in the foreclosure process or are no longer performing, was approximately $621,000 and $1,156,000 at June 30, 2008 and December 31, 2007, respectively.

Loan Loss Provision

      Of our significant accounting policies, described in the notes to our financial statements incorporated by reference hereto, we believe that the estimation of fair value of our mortgage loans receivable, bond portfolio and real estate held for sale involve a high degree of judgment. We estimate the fair value of our mortgage loans receivable based on the average interest rate for special purpose commercial mortgage rates extracted from the most recent edition of www.RealtyRates.com. The carrying value of the bond portfolio approximates amortized cost since our bonds are callable at any time by the issuer at par and the bond portfolio yield is currently higher than interest rates on similar instruments. We do consider the interest rate or the yield rate of a loan or bond in estimating fair value. We do not consider the availability of a market for a loan in estimating fair value. The value of real estate held for sale is based on management's estimate, real estate appraisals and similar property market comparisons.

      Our loan loss policy results in reserves based on a percentage of the principal amount outstanding on a loan if cumulative interruptions occur in the normal payment schedule of a loan. The amount reserved under our loan loss policy on delinquent loans ranges from 1% to 5% of the outstanding principal amount of the loan, depending on the number of payments that are delinquent. Management reviews the amount reserved on payments that are in arrears on an ongoing basis and may increase the amount reserved to adequately reflect the amount that is believed to be collectible.

Real Estate Held for Sale/Description of Property Acquired through Foreclosure

      As of June 30, 2008, we have five properties acquired through foreclosure. Each property is valued based on its current listing price less any anticipated selling costs, including, for example, realtor commissions. The fair value of our real estate held for re-sale is approximately $1,656,000 and $1,567,000 as of June 30, 2008 and December 31, 2007, respectively. We sold one of our properties in January 2008. A description of each property we have acquired through foreclosure is listed below.

      Foreclosure was completed on a church located in Battle Creek, Michigan. The church congregation disbanded and the church property is currently unoccupied. The Company owns and has taken possession of the church and has listed the property for sale through a local realtor.

      Foreclosure was also completed on a church located in Tyler, Texas. The church congregation is now meeting in a different location and the church property is currently unoccupied. The Company owns and has taken possession of the church and has listed the property for sale through a local realtor.

      A deed in lieu of foreclosure was received from a church located in Cleveland, Ohio. The Company took possession of the church and listed the property for sale through a local realtor. The sale of the property was completed on January 18, 2008. The property sold for approximately $215,000 and the Company received proceeds of approximately $182,000 from the sale of the property after closing costs and realtor fees. The Company realized a tax deductible loss on the property totaling approximately $221,000.

      Foreclosure was completed on a church located in Dayton, Ohio. The church congregation is now meeting in a different location and the church property is currently unoccupied. The Company took possession of the church and listed the property for sale through a local realtor.

      Foreclosure was also completed on a church located in Anderson, Indiana. The Company took possession of the property in May 2008, and has listed it for sale. The Company recorded the real estate held for sale at fair value, which is anticipated net proceeds related to the sale of the real estate.

      Foreclosure was also completed on a church located in Dallas, Texas. The Company took possession of the property. The Company received an earnest money deposit from a buyer who is currently in the process of obtaining a certificate of occupancy. When the certificate of occupancy is obtained, the sale of the property will be completed.

Employees

      We have no employees. Subject to the supervision of our board of directors, our business is managed by our advisor, which provides investment advisory and administrative services to us. Our advisor is controlled by Philip
J. Myers, our president and one of our directors. Mr. Myers also controls the underwriter; both our advisor and the underwriter are under common ownership. At present, certain officers and directors of the underwriter and our advisor are providing services to us at no charge. These services include, among others, legal and analytic services relating to the implementation of our business plan, preparation of this prospectus (and registration statement of which this prospectus is a part) and development and drafting of documents utilized by our advisor in connection with our business operations.

      Our advisor employs two individuals on a full-time basis and indirectly utilizes the services of nine individuals who are employed by the underwriter. We do not expect to directly employ any persons in the foreseeable future, since all administrative functions and operations are contracted for through our advisor. Legal and accounting services are provided by outside professionals. We pay for these services directly.

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

      Our advisor, Church Loan Advisors, Inc., manages our business subject to the supervision of our board of directors. Our advisor provides us with lending, marketing, management and administrative services. Our President, Philip J. Myers, is the President of both our advisor and American Investors Group, Inc., the underwriter of this offering, and thus is in a position of control of both entities. In addition, Mr. Myers owns 20% of the underwriter. Our advisor employs, among others, two key persons on a full-time basis, including Scott J. Marquis, Vice President and Kristen S. Hurley, our loan officer. Our advisor, on our behalf, regularly uses the services of personnel employed by American Investors Group, Inc., including our President, Philip J. Myers. We incur no direct cost for such services, except for the advisory fee we pay to our advisor.

Transactions With Our Advisor

      We pay our advisor advisory fees and expenses. In addition, our advisor receives a portion of any origination fees associated with a mortgage loan made or renewed by us. The Company paid the advisor management and origination fees of approximately $198,000 and $226,000 for the six months ended June 30, 2008 and 2007, respectively. For the year ended December 31, 2007, we paid our advisor advisory fees in the amount of $413,000 and our advisor received loan origination fee income of $37,000. In 2006, we paid our advisor advisory fees in the amount of $386,000 and our advisor received loan origination fee income of $187,000. We believe that the terms of the advisory agreement are no less favorable to us had we entered into the agreement with an independent third party as advisor.

Transactions with the Underwriter

      Effective as of _________ __, 2008, we have entered into a distribution agreement with the underwriter. Pursuant to the agreement, we will pay the underwriter a commission based on the gross principal amount and maturity of certificates sold in this offering and an underwriter's management fee based on the principal amount and term of certificates sold in this offering. We will also pay the underwriter a non-accountable expense reimbursement of up to $120,000, assuming all of the certificates are sold. The underwriter is an affiliate of our advisor. We believe that the terms of the distribution agreement are no less favorable to us than if we had entered into the agreement with an independent third party. The following table sets forth the name and positions of certain officers and all directors of the underwriter:

                      Name                     Position
                      ----                     --------

                Philip J. Myers        President, Treasurer and Director
                Scott J. Marquis       Chief Financial and Operating Officer

      In the course of our business, we may purchase church bonds being underwritten and sold by American Investors Group, Inc., ("American"). Although we would not pay any commissions, American will benefit from such purchases as a result of commissions paid to it by the issuer of the bonds. American also may benefit from mark-ups on bonds we buy from it and mark-downs on bonds we sell through it on the secondary market. We will purchase church bonds for investment purposes only, and only at the public offering price. Church bonds we purchase in the secondary market, if any, will be purchased at the best price available, subject to customary markups (or in the case of sales - markdowns), on terms no less favorable than those applied to other customers of American. Principals of ours and our advisor may receive a benefit in connection with such transactions due to their affiliation with the underwriter. Other than with respect to the purchase and sale of church bonds for our portfolio in the ordinary course of business, all future transactions between us and our officers, directors and affiliates will be approved, in advance, by a majority of our independent and disinterested directors.

                     THE ADVISOR AND OUR ADVISORY AGREEMENT

Church Loan Advisors, Inc.

      The Company's and the advisor's activities are governed by the Company's Bylaws and the Advisory Agreement. Both of these documents substantially comply with the NASAA REIT Guidelines, which include substantive limitations on, among other things, conflicts of interest and related party transactions. Other than with respect to the purchase and sale of church bonds for our portfolio in the ordinary course of business, as described below, all future transactions between us and our officers, directors and affiliates must be approved, in advance, by a majority of our independent directors.

Our Advisor

      Subject to the supervision of the Board of Directors, our business is managed by our advisor, Church Loan Advisors, Inc., which provides investment advisory and administrative services. Church Loan Advisors, Inc. is a Minnesota corporation and has acted as our advisor since inception in 1994. Our advisor renders lending and advisory services solely to us, and administers our business affairs and operations. The following table sets forth the names and positions of the officers and directors of the advisor:

                      Name                     Position
                      ----                     --------
                Philip J. Myers        President, Treasurer and Director
                Scott J. Marquis           Vice President, Secretary

Our Advisory Agreement

      We have entered into a contract with our advisor (the "Advisory Agreement") under which our advisor furnishes advice and recommendations concerning our affairs, provides administrative services to us, and manages our day-to-day affairs. In performing its services under the Advisory Agreement, our advisor uses facilities, personnel and support services of its affiliates. Expenses, such as legal and accounting fees, director fees, stock transfer agent and registrar and paying agent fees, are our direct expenses and are not provided for by our advisor as part of its services.

      The Advisory Agreement is renewable annually by us for one-year periods, subject to a determination, including a majority of our independent directors, that our advisor's performance has been satisfactory and that the compensation paid by us to our Advisor has been reasonable. The Advisory Agreement was reviewed and renewed for a one-year period on April 24, 2008. We may terminate the Advisory Agreement without cause or penalty on 60 days' written notice. Upon termination of the Advisory Agreement by either party, the advisor may require us to change our name to a name that does not contain the word "American," "America" or the name of the advisor or any approximation or abbreviation thereof. However, we may continue to use the word "church" in our name. Our directors must determine that any successor advisor possesses sufficient qualifications to perform the advisory function for us and justify the compensation provided for in its contract with us.

      Pursuant to the Advisory Agreement, our advisor is required to pay all of the expenses it incurs in providing us services including, but not limited to, personnel expenses, rental and other office expenses of officers and employees of the advisor, and all of its overhead and miscellaneous administrative expenses relating to performance of its functions under the Advisory Agreement. We are required to pay all other expenses, including the costs and expenses of reporting to various governmental agencies and our shareholders and of conducting our operations as a mortgage lender, fees and expenses of appraisers, directors, auditors, outside legal counsel and transfer agents, and costs directly relating to the closing of loan transactions.

      In the event that our total operating expenses exceed in any calendar year the greater of (a) 2% of our average invested assets or (b) 25% of our net income (before interest expense), the advisor is obligated to reimburse us, to the extent of its fees for such calendar year, for the amount by which the aggregate annual operating expenses paid or incurred by us exceed the limitation. Our independent directors may, upon a finding of unusual and non-recurring factors which they deem sufficient, determine that a higher level of expenses is justified in any given year.

      Our Bylaws provide that our independent directors are to determine, at least annually, the reasonableness of the compensation which we pay to our advisor. Factors to be considered in reviewing the advisory fee include the size of the fees of the advisor in relation to the size and composition of our assets, our profitability, the rates charged by other investment advisors performing comparable services, the success of our advisor in generating opportunities that meet our investment objectives, the amount of additional revenues realized by our advisor for other services performed, the quality and extent of service and advice furnished by our advisor, the quality of our investments in relation to investments generated by our advisor for its own account, if any, and the performance of our investments.

      Pursuant to the Advisory Agreement, we pay our advisor an annual base management fee of 1.25% of average invested assets on the first $35 million of such assets, 1.00% on assets from $35 million to $50 million, and .75% on assets in excess of $50 million. Although entitled to do so, the advisor does not assess its management fee on the church bond portion of our portfolio, but rather only on the church loan portion of our portfolio. For purposes of the Advisory Agreement, the Company's Invested Assets means outstanding church loans, and does not include church bonds or cash equivalent temporary investments. As defined in the Advisory Agreement, we remit to the advisor up to one-half of any origination fee collected from a borrower in connection with mortgage loans made or renewed by us. For the years ended December 31, 2007 and 2006, we paid our advisor $456,000 and $573,000, respectively.

        FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE CERTIFICATES

      The following discussion summarizes the material United States federal income tax consequences relating to the acquisition, ownership and disposition of the certificates, and it is not exhaustive of all possible tax considerations. This discussion does not provide a discussion of any estate, state, local, or foreign tax considerations.

      The information in this summary is based on the Internal Revenue Code (the "Code"), current, temporary, and proposed Treasury regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service ("IRS"), and court decisions, all as of the date of this prospectus. The administrative interpretation and practices of the IRS upon which this summary is based includes the practices and policies as expressed in private letter rulings, which are not binding on the IRS, except with respect to taxpayers who request and receive such rulings. No assurance can be given that future legislation, Treasury regulations, administrative interpretations and practices, and court decisions will not significantly change current law, or adversely affect the existing interpretations of current law, on which the information in this summary is based. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following summary will not be challenged by the IRS or will be sustained by a court if so challenged, and we will not seek a ruling with respect to any part of the information discussed in this summary. This summary is qualified in its entirety by the applicable Code provisions, Treasury regulations, and administrative and judicial interpretations of the Code.

      The discussion applies only to original purchasers of certificates at par value. The discussion is included for general information purposes only and does not deal with persons in special situations, such as banks or other financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding certificates in a tax-deferred or tax-advantaged account, traders in securities that elect to use a mark-to-market accounting method for securities holdings, expatriates, persons holding certificates as a hedge against currency or interest-rate risks, as a position in a "straddle," or as part of a "hedging," "conversion," or integrated transaction for federal income tax purposes consisting of the certificates and one or more other investments, holders who are U.S. persons for federal income tax purposes whose functional currency for federal income tax purposes is not the U.S. dollar, holders who are not U.S. persons for federal income tax purposes, trusts and estates, and pass-through entities, any equity holder of which is any of the foregoing. This discussion also assumes that the certificates are held as "capital assets" within the meaning of Section 1221 of the Code.

      YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE IMPACT OF YOUR PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE CERTIFICATES. THIS INCLUDES THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE CERTIFICATES AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Tax Classification of the Certificates

      We believe that the certificates will be classified as debt of our company for federal income tax purposes. By your acceptance of a certificate, and by virtue of any person's acquisition of a beneficial interest in a certificate, you and or any such beneficial owner agree to treat the certificates as debt for all tax purposes.

      Our characterization of the certificates as debt is not binding on the IRS, and the IRS could assert that the certificates represent an ownership interest in the equity of the company or in the mortgage collateral. The IRS's treatment of the certificates as equity interests could adversely affect our ability to maintain our REIT status, and could result in collateral tax consequences to certificate holders, including changes in the characterization and timing of income received with respect to the certificates and could adversely affect our cash flow. The remainder of this discussion assumes that the certificates are treated as debt for federal income tax purposes.

Interest Income on the Certificates

      We will pay interest on the certificates quarterly. Interest paid on the certificates will generally be taxable to you as ordinary income as the interest is paid to you if you are a cash-method taxpayer or as the interest accrues if you are an accrual method taxpayer.

Treatment of Dispositions of Certificates

      Upon the sale, exchange, retirement or other taxable disposition of a certificate, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition (other than any amounts attributable to, and taxable as, accrued interest) and your adjusted tax basis in the certificate. Your adjusted tax basis of a certificate generally will equal your original cost for the certificate, increased by any accrued but unpaid interest you previously included in income with respect to the certificate and reduced by any principal payments you previously received with respect to the certificate. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be long-term or capital gain or loss if the certificate had been held for more than one year and otherwise short-term capital gain or loss.

Reporting and Backup Withholding

      We will report annual interest income paid and any other information that is required to be reported with respect to the certificates, to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements.

      Under certain circumstances, as a holder of a certificate, you may be subject to "backup withholding." Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish your Social Security Number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a foreign person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the certificates. Backup withholding is not an additional tax and may be refunded against your United States federal income tax liability provided that you furnish the Internal Revenue Service with certain required information.

              FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH REITS

      The discussion of federal income tax treatment of real estate investment trusts ("REITs") set forth below is a summary. It does not address all potential consequences of whether we qualify as a REIT.

Qualification as a Real Estate Investment Trust

      General. We operate as a REIT under the Code. Our ability to qualify as a REIT depends, in part, on the timing and nature of our investments. There can be no assurance that we will continue to qualify as a REIT. Qualification as a REIT is dependent on future events. No assurance can be given that our business or that the actual results of our operation for any particular taxable year will satisfy the REIT requirements. The anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

      The following is a general summary of the provisions that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

      Benefits of Qualification as a REIT. The Code provides special tax treatment for organizations that qualify as REITs. An entity that qualifies as a REIT generally is not subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a corporation. "Double taxation" means being subject to tax once at the corporate level when income is earned, and once again at the shareholder level when the income is distributed to shareholders.

      Even if we qualify as a REIT, we will be subject to federal income tax as follows:

   o We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

   o Under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference.

   o If we have (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest regular corporate rate on such income.

   o If we have net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of our business (i.e., when we are acting as a dealer)), such income will be subject to a 100% tax.

   o If we fail to distribute by the end of each year at least the sum of (i) 90% of our REIT ordinary income for such year, (ii) 90% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the
      excess  of  such   required   distribution   over  the  amounts   actually
      distributed.

      Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable, but for Sections 856 through 859 of the Code, as a domestic corporation; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (which term includes certain entities); and (vii) which meets certain other tests, described below. Conditions (i) to (iv) must be met during the entire taxable year. Condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

      To qualify as a REIT for a taxable year, we must elect or previously have elected to be so treated and must meet other requirements, including percentage tests relating to the sources of its gross income, the nature and diversification of our assets and the distribution of our income to our shareholders.

The Effect of Failure to Qualify as a Real Estate Investment Trust

      If we fail to qualify as a REIT in any taxable year and the relief provisions described above do not apply, then we will be subject to a tax (including any applicable minimum tax) on our taxable income computed in the usual manner for corporate taxpayers without any deduction for dividends paid. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to us at the corporate level as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be prohibited from electing to be taxed as a REIT for the four taxable years following the year during which qualification is lost. To renew our REIT qualifications at the end of such a four-year period, we would be required to distribute all of our current and accumulated earnings and profits before the end of the period. Loss of REIT status from either our disqualification as a REIT or our revocation of REIT status would not affect whether we may deduct interest paid to certificate holders for United States federal income tax purposes. To generate funds with which to pay federal income taxes because of the loss of REIT status, however, could reduce our funds that are available for investment, could cause us to incur additional indebtedness, or could cause us to liquidate investments, each of which could affect adversely our ability to make interest payments to holders of certificates.

                              ERISA CONSIDERATIONS

      Certain employee benefit plans and individual retirement accounts and individual retirement annuities (collectively, "Plans"), are subject to various provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code. Before investing in the certificates, a Plan fiduciary should ensure that such investment is in accordance with ERISA's fiduciary standards and that the investment will comply with the diversification, prudence, liquidity, and composition requirements of ERISA. A Plan fiduciary also should consider the prohibitions under ERISA on improper delegation of control over, or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to "plan assets," and a Plan fiduciary should consider the need to value the assets of the Plan annually. A Plan fiduciary also should ensure that the investment is in accordance with the governing instruments and the overall policy of the Plan. In addition, provisions of ERISA and the Code prohibit certain transactions in Plan assets that involve persons who have specified relationships with a Plan. The consequences of such prohibited transactions include excise taxes, disqualifications of IRAs and other liabilities. A Plan fiduciary should ensure that any investment in the certificates will not constitute a prohibited transaction. A Plan fiduciary also should consider the illiquid nature of an investment in our certificates and that no secondary market will exist for them.

                         DESCRIPTION OF THE CERTIFICATES

      General. The certificates we are offering by this prospectus are secured debt obligations of American Church Mortgage Company. We will issue the certificates under an indenture between us and Herring Bank, as trustee. The terms and conditions of the certificates include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of some, but not all, provisions of the certificates, the indenture and the Trust Indenture Act. For a complete understanding of the certificates, you should review the terms and conditions contained in the global certificate that we will issue to the trustee, the indenture and the Trust Indenture Act, which include definitions of certain terms used below. Copies of the form of the certificates and the indenture are available from us at no charge upon request.

      The certificates are secured by our assignment to the trustee of mortgage backed promissory notes or mortgage secured bonds issued by churches and other not-for profit religious organizations, which we own or will receive as a result of loans we make to churches and other nonprofit religious organizations and bonds we purchase. The mortgages securing the promissory notes will not be assigned to the trustee nor will any bonds be re-registered to the trustee. Further, we are not required to establish or maintain a sinking fund to provide for payment of maturing certificates.

      You may determine the amount (any multiple of $1,000) and term (13, 14, 15, 16, 17, 18, 19 or 20 years) of the certificates you would like to purchase when you subscribe, subject to availability. However, we may not always offer certificates of each maturity, depending on market conditions and our capital requirements. Each certificate will mature on the anniversary of the last day of the fiscal quarter in which the certificate is purchased. We will set interest rates based on current market conditions and our need for capital. Interest rates will not be derived from any reference or published interest rate.

      The interest rate will be fixed for the term of your certificate and paid quarterly. As of the date of this prospectus, rates we will pay for each maturity of certificates are set forth below. The interest rate will vary based on the term to maturity of the certificate you purchase.

       Certificate Term                            Interest Rate %
-------------------------------------    ---------------------------------------

            13 Year                                     6.25%

            14 Year                                     6.25%

            15 Year                                     6.35%

            16 Year                                     6.50%

            17 Year                                     6.65%

            18 Year                                     6.75%

            19 Year                                     7.00%

            20 Year                                     7.25%

      Upon acceptance of your subscription to purchase certificates, the trustee, who is also acting as our servicing agent, will create an account in our book-entry registration system for you and credit the principal amount of your subscription to your account. Our trustee will send you a book-entry receipt that will indicate our acceptance of your subscription. If we reject your subscription, all funds deposited will be promptly returned to you without any interest. Investors whose subscriptions for certificates have been accepted and anyone who subsequently acquires certificates in a qualified transfer are referred to as "holders" or "registered holders" in this document and in the indenture.

      We may modify or supplement the terms of the certificates described in this prospectus from time to time in a supplement to this prospectus. Except as set forth under "Amendment, Supplement and Waiver" below, any modification or amendment will not affect then-outstanding certificates. However, investors are advised to check for prospects supplements as interest rates are subject to change.

      Denomination. You may purchase certificates in principal amount of multiples of $1,000. You will determine the original principal amount of each certificate you purchase when you subscribe.

      Term and Maturity. We are offering certificates with terms ranging from thirteen to twenty years as follows:

            o   thirteen (13) years

            o   fourteen (14) years

            o   fifteen (15) years

            o   sixteen (16) years

            o   seventeen (17) years

            o   eighteen (18) years

            o   nineteen (19) years

            o   twenty (20) years.

      You will select the term of each certificate you purchase when you subscribe, depending on availability. You may purchase multiple certificates with different terms by filling in investment amounts for more than one term.

      The maturity date will be the anniversary of the last day of the fiscal quarter in which you purchase your certificate. For example, if you purchase a thirteen (13) year certificate on November 10, 2008, the certificate will mature on December 31, 2021. We may cease offering specified maturities, and re-continue their offering, at any time during the offering period. We may change the interest rate offered on any unsold certificates without prior notice.

      Collateral. We will assign to the trustee to secure the certificates mortgage-secured promissory notes and bonds issued by churches and other nonprofit religious organizations evidencing loans made by us which have an aggregate unpaid principal balance of at least 100% of the aggregate outstanding principal amount of the certificates. Unless there is an event of default, we will not assign the mortgages securing the assigned promissory notes and bonds to the trustee.

      We will be obligated to replace a promissory note or bond that we have assigned to the trustee if the church obligor prepays the promissory note or bond or if it defaults in the payment of principal or interest on the promissory note or bond and the default continues for at least 90 consecutive days. We will assign additional promissory notes and bonds to the trustee as necessary to maintain the aggregate outstanding principal balance of the assigned notes at a level of at least 100% of the outstanding principal balance of the certificates sold in this offering.

      We will furnish the following to the trustee in connection with our assigning mortgage-secured promissory notes to the trustee:

      o An opinion of counsel to the effect that all necessary action has been taken to create and perfect a first lien and security interest in favor of the trustee in the assigned promissory notes and bonds.

      o Annual opinions of counsel to the effect that all necessary action has been taken to maintain a first lien and security interest in favor of the trustee in the assigned promissory notes and bonds.

      o     Annual  certification  of our officers  that all  provisions  of the
            indenture   relating  the  deposit,   release  and  substitution  of
            collateral have been complied with.

      Generally, neither we, nor the trustee will be required to provide reports to holders concerning the deposit, release or substitution of promissory notes and bonds securing the certificates. However, the trustee will be required to report to holders if we default in our obligations to maintain the 100% collateral coverage requirement and that default has not been cured within 90 days.

      Interest Rate. The interest rate on a particular certificate will be the interest rate for the particular term of the certificate at the time of subscription or renewal. Please see the "Interest Rate" chart above. The interest rate will remain fixed for the original or renewal term of the certificate. We will set interest rates based on current market conditions and our need for capital. Interest rates will not be derived from any reference or published interest rate. We will establish and may change the interest rates payable for unsold certificates of various terms in a supplement to this prospectus.

      Computation of Interest. We will compute interest on certificates on the basis of an actual calendar year. Interest will accrue from the date of purchase, but will not be compounded. The date of purchase will be the first business day immediately following the date we receive funds. Our business days are Monday through Friday, except for legal holidays recognized by FINRA.

      Interest Payment Dates. Interest will be payable quarterly and interest checks will be mailed to certificate holders on the last day of each calendar quarter (i.e., March 31, June 30, September 30 and December 31). If the last day of a quarter falls on a weekend or a holiday, we will pay interest on the next business day.

      Place and Method of Payment. We will pay principal and interest on the certificates through the trustee, who will act as our paying agent, by check mailed on each interest payment date to your address appearing in the certificate register. If the foregoing payment method is not available, principal and interest on the certificates will be payable at our principal executive office or at such other place as we may designate for payment purposes. We will not wire interest payments to holders of certificates.

      Servicing Agent. We have engaged Herring Bank, who is also acting as the trustee in this offering, to act as our servicing agent for the certificates. The trustee's responsibilities as servicing agent will include serving as our registrar and transfer agent and fulfilling certain of our responsibilities to the holders.

      You may contact the trustee as follows with any questions about the certificates:

               Herring Bank
               1608 S. Polk St.
               Amarillo, TX 79102
               (806) 378-6655

      Book-Entry Registration and Transfer. You will not receive or be entitled to receive physical delivery of a certificate. The issuance and transfer of certificates will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system. However, you will receive a book-entry acknowledgement from the trustee that will show all pertinent information regarding your certificate, including the principal amount of your certificate, its interest rate and maturity, and verification of its registration. The trustee will maintain our book-entry system.

      The holders of the accounts established upon the purchase or transfer of certificates will be deemed to be the owners of the certificates under the indenture. The holders of certificates must rely upon the procedures established by the trustee to exercise any rights of a holder of certificates under the indenture. The servicing agent will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the certificates.

      Book-entry notations in the accounts evidencing ownership of the certificates are exchangeable for actual certificates only if: (i) we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or (ii) after the occurrence of an event of default under the indenture, holders of the certificates aggregating more than 50% of the aggregate outstanding amount of the certificates advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of certificates and the trustee notifies all registered holders of the occurrence of any such event and the availability of definitive certificates. Subject to the exceptions described above, the book-entry interests in these securities will not be exchangeable for fully registered certificates. The trustee will also issue fully registered certificates if required by the administrator of an Individual Retirement Account or similar tax deferred account in which a holder has acquired a certificate. The trustee may charge a $10 fee per certificate issuance.

      Right  to  Reject   Applications.   We  may  reject  any  application  for
certificates in our sole discretion.

      Renewal or Payment on Maturity. Approximately 30 days prior to maturity of your certificate, you will be notified that your certificate is about to mature and whether we will allow you to renew the certificate. If we are offering renewal of certificates, we will provide you with a schedule of interest rates then in effect, which will apply if you elect to renew your certificate, along with a form on which you may elect to renew or not to renew your certificate. You will have until 10 days prior to the maturity date to exercise one of the following options:

   o You can inform us in writing on or before 10 days prior to the scheduled maturity date that you would like to renew the certificate, in which case the principal amount of your certificate will be renewed for the same term at the interest rate we are offering at the time of renewal and we will pay you accrued interest through the maturity date of your certificate.

   o You can do nothing or inform us that you would like us to pay the certificate in full; in either case we will pay the principal amount and accrued interest when due.

      We reserve the right to stop offering the option to renew certificates and to refuse to renew any certificate in our complete discretion. Interest will accrue from the first day of each renewed certificate term. Each renewed certificate will continue in all its provisions, including provisions relating to payment, except that the interest rate payable during any renewed term will be the interest rate that we are then offering at the time of renewal.

      If your certificate is not renewed for any reason, no interest will accrue after the stated date of maturity and we will pay you the principal and unpaid accrued interest on your certificate within 5 business days of the stated maturity date.

      Redemption Prior to Stated Maturity. The certificates may be redeemed prior to stated maturity only as set forth below. You will have no right to require us to prepay any certificate prior to its maturity date except as indicated below.

      Discretionary Redemption by Us on Thirty Days' Notice. We have the option to redeem all or a portion of the outstanding certificates at any time, in our sole discretion. If we exercise this option, we will give affected certificate holders 30 days' notice that we intend to redeem their outstanding certificates.

      Offer to Redeem by Us upon a Change of Our Advisor. Our advisor is currently Church Loan Advisors, Inc. If we terminate our advisory agreement with our current advisor for any reason, we are required to offer to redeem all certificates outstanding as of the date of such termination. In such case, certificates will be redeemable at the option of the holders. If we terminate our advisory agreement with our current advisor, we will provide our certificate holders with notices offering to redeem all outstanding certificates within 10 days of the termination. Holders of outstanding certificates will have 30 days after the date of the notice to inform us in writing whether they will require us to redeem their certificates. The redemption price will be the principal amount of the certificate, plus interest accrued and not previously paid up to the date of redemption.

      Redemption by the Holder upon Death. Certificates may be redeemed upon the death of a holder who is a natural person (including certificates held in an individual retirement account), by his or her estate giving us written notice within 45 days following his or her death. The redemption price will be the principal amount of the certificate, plus interest accrued and not previously paid up to the date of redemption. Subject to the limitations described below, we will pay the redemption price within 10 days of receiving notice of the holder's death. If spouses are joint registered holders of a certificate, the election to redeem will apply when either registered holder dies. If the certificate is held by a person who is not a natural person such as a trust, partnership, corporation or other similar entity, the right of redemption upon death does not apply. In addition, we will not be required to redeem any certificates at the request of the holder in excess of $25,000 aggregate principal amount for all holders per calendar quarter. For purposes of the $25,000 limit, redemption requests will be honored in the order in which they are received and any redemption request not honored in a calendar quarter will be honored, to the extent possible, in the next calendar quarter. Redemptions in the next calendar quarter are also subject to the $25,000 limitation. We will not redeem certificates in connection with a holder's death if an uncured event of default exists with respect to the outstanding certificates.

      Discretionary Redemption. If you request us to redeem your certificate prior to maturity, we may do so and charge you early redemption penalties, both at our complete discretion.

      Transfers. The certificates are not negotiable debt instruments and, subject to certain exceptions, will be issued only in book-entry form. The book-entry receipt issued upon our acceptance of a subscription is not a negotiable instrument, and no rights of record ownership can be transferred without our advisor's prior written consent. Transfers of certificates will generally be prohibited. However, our advisor intends to approve transfers of certificates upon a demonstrated need for liquidity, such as upon the death or bankruptcy of a certificates holder, or to facilitate estate planning objectives. Ownership of certificates may be transferred on our register only as follows:

      o The holder must deliver written notice requesting a transfer to the trustee signed by the holder(s) or such holder's duly authorized representative on a form to be supplied by our servicing agent.

      o Our advisor must provide its written consent to the proposed transfer.

      o The trustee may require a signature guarantee in connection with such transfer.

      Upon transfer of a certificate, the trustee will provide the new holder of the certificate with a book-entry receipt which will evidence the transfer of the account on our records. The record date of any transfer will be the last day of the quarter in which the transfer is made. The transferee will be entitled to all interest accruing in the quarter in which the transfer is made.

      No Sinking Fund. We will not contribute funds to a separate account, commonly known as a sinking fund, to repay principal or interest on the certificates upon maturity or default.

      Restrictive Covenants. The indenture contains certain covenants that require us to maintain certain financial standards and restrict us from certain actions as set forth below.

      Maintenance of Certain Financial Standards. The indenture provides that, so long as the certificates are outstanding:

      o we will maintain a positive net worth, which includes shareholders' equity and subordinated debt; and

      o our long-term liabilities, will not exceed 300% of our shareholders' equity at the end of any fiscal year, or such higher amount as authorized by our bylaws from time to time.

      Prohibition on Certain Actions. The indenture provides that, so long as the certificates are outstanding:

      o     we will not pay any  dividends on our common or  preferred  stock if
            there  is  an  uncured   event  of  default   with  respect  to  the
            certificates;

      o we will not allow any other lien to be created or maintained on the collateral securing the certificates; and

      o we will not guarantee, endorse or otherwise become liable for any obligations of any of our control persons, or other parties controlled by or under common control with any of our control persons.

      Consolidation, Merger Or Sale. The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

      o the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the certificates and performance of the covenants in the applicable indenture; and

      o     immediately  after  the  transaction,   and  giving  effect  to  the
            transaction, no event of default under the indenture exists.

      If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the certificates.

      Events Of Default. The indenture provides that each of the following constitutes an event of default:

      o any default for thirty days in the payment of interest when due on the certificates;

      o any default for thirty days in payment of principal when due on the certificates;

      o if we default in our obligations to maintain the 100% collateral coverage requirement and that default has not been cured within 90 days;

      o our failure to observe or perform any material covenant or our breach of any material representation or warranty, but only after we have been given notice of such failure or breach and such failure or breach is not cured within 30 days after our receipt of notice;

      o     defaults in certain of our other financial obligations; and

      o     certain events of bankruptcy or insolvency with respect to us.

      If any event of default occurs and is continuing, the trustee or the holders of at least a majority in principal amount of the then-outstanding certificates may declare the unpaid principal of and any accrued interest on the certificates to be due and payable immediately. In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding certificates will become due and payable without further action or notice. Holders of the certificates may not enforce the indenture or the certificates except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then-outstanding certificates may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the certificates notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest) if the trustee determines that withholding notice is in the interest of the holders.

      The holders of a majority in aggregate principal amount of the certificates then outstanding by notice to the trustee may, on behalf of the holders of all of the certificates, waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest on, or the principal of, the certificates.

      Amendment, Supplement and Waiver. Except as provided in this prospectus or the indenture, the terms of the certificates then outstanding may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the certificates then outstanding, and any existing default or compliance with any provision of the indenture or the certificates may be waived with the consent of the holders of a majority in principal amount of the then outstanding certificates.

      Notwithstanding the foregoing, without the consent of any holder of the certificates, we or the trustee may amend or supplement the indenture or the certificates:

      o     to cure any ambiguity, defect or inconsistency;

      o to provide for assumption of our obligations to holders of the certificates in the case of a merger or consolidation;

      o to make any change that would provide any additional rights or benefits to the holders of the certificates or that does not materially adversely affect the legal rights under the indenture of any such holder, including an increase in the aggregate dollar amount of certificates which may be outstanding under the indenture;

      o to modify our policy regarding redemptions elected by a holder of certificates and our policy regarding redemptions of the certificates upon the death of any holder of the certificates, but such modifications shall not materially adversely affect any then outstanding certificates;

      o     to  comply  with  requirements  of the SEC in  order  to  effect  or
            maintain  the   qualification  of  the  indenture  under  the  Trust
            Indenture Act; or

      o     to maintain our status as a REIT.

      The Trustee. Herring Bank has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us and our affiliates.

      The indenture provides that in case an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of certificates, unless the holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

      Resignation Or Removal Of The Trustee. The trustee may resign at any time, or may be removed by the holders of a majority of the principal amount of then-outstanding certificates. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee or the trustee's ineligibility to serve as trustee under the Trust Indenture Act of 1939, as amended, we may remove the trustee or a court of competent jurisdiction may remove the trustee upon petition of a holder of certificates. However, no resignation or removal of the trustee may become effective until a successor trustee has been appointed.

      No Personal Liability Of Directors, Officers, Employees, Shareholders and Servicing Agent. No director, officer, employee, incorporator or shareholder of ours or our servicing agent, will have any liability for any of our obligations under the certificates, the indenture or for any claim based on, in respect to, or by reason of, these obligations or their creation. Each holder of the certificates waives and releases these persons from any liability. The waiver and release are part of the consideration for issuance of the certificates. We have been advised that the waiver may not be effective to waive liabilities under the federal securities laws since it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

      Service Charges. We and the trustee may assess service charges for changing the registration of any certificate to reflect a change in name of the holder or transfers (whether by operation of law or otherwise) of a certificate.

      Variations By State. We may offer different securities and vary the terms and conditions of the offer (including, but not limited to, different interest rates and maturity dates) depending upon the state where the purchaser resides.

      Interest Withholding. We or the trustee will withhold the required portion of any interest paid to any investor who has not provided us with a Social Security Number, Employer Identification Number, or other satisfactory equivalent in the account application (or another document) or where the Internal Revenue Service has notified us that back-up withholding is otherwise required.

      Liquidity. THERE IS NO MARKET FOR THE CERTIFICATES. We do not believe that a public market will develop for the certificates. You may not be able to sell your certificates. You should be prepared to hold any certificates you purchase until maturity.

      Reports. We have published and filed with the Securities and Exchange Commission annual reports on Form 10-KSB, and will publish and file annual reports on Form 10-K, containing financial statements, and have published and filed quarterly reports on Forms 10-QSB and 10-Q, and will publish and file quarterly reports on Forms 10-Q, containing financial information for the first three quarters of each fiscal year. See "Incorporation of Certain Documents by Reference." We will send copies of our reports at no charge to any certificate holder who requests them in writing.

                    SUMMARY OF THE ORGANIZATIONAL DOCUMENTS

      The following is a summary of certain provisions of our organizational documents, which consist of our Amended and Restated Articles of Incorporation ("Articles") and the Third Amended and Restated Bylaws ("Bylaws"). This summary is qualified in its entirety by specific reference to the organizational documents filed as exhibits to the registration statement of which this prospectus is a part.

Certain Articles of Incorporation and Bylaws Provisions

      Shareholders' rights and related matters are governed by the Minnesota Business Corporation Act, our Articles and our Bylaws. Certain provisions of our Articles and Bylaws, which are summarized below, may make it more difficult to change the composition of our board and may discourage an attempt by a person or group to obtain control of us through acquisitions of shares.

Shareholder Meetings

      Our Bylaws provide for annual meetings of shareholders. We typically hold our annual meeting of shareholders during the second quarter of each year. Special meetings of shareholders may be called by (i) our Chief Executive Officer, (ii) a majority of the members of our board of directors or a majority of our independent directors, or (iii) shareholders holding at least 10% of the outstanding shares of common stock entitled to vote at the meeting.

Board of Directors

      Our Bylaws provide that our board establishes the number of our directors, which may not be fewer than three (3) nor more than nine (9), and a majority of which must be independent directors. Any vacancy will be filled by a majority of the remaining directors, except that a vacancy of an independent director position must follow a nomination by the remaining independent directors. The directors may leave a vacancy unfilled until the next regular meeting of the shareholders.

Limitations on Director Actions

      Without concurrence of a majority of the outstanding shares, the directors may not: (i) amend our Articles or Bylaws, except for amendments which do not adversely affect the rights, preferences and privileges of shareholders including amendments to provisions relating to, director qualifications, fiduciary duty, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (ii) sell all or substantially all of our assets other than in the ordinary course of our business or in connection with liquidation and dissolution; (iii) cause us to merge with another entity or otherwise reorganize; or (iv) cause us to dissolve or liquidate.

      A majority of the then outstanding shares may, without the necessity for concurrence by our directors, vote to: (i) amend the Bylaws; (ii) terminate the corporation; or (iii) remove the directors.

Minnesota Anti-Takeover Law

      We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's stock.

Restrictions on Roll-Ups

      "Roll-up" means a transaction involving our acquisition, merger, conversion, or consolidation (either directly or indirectly) and the issuance of securities of a roll-up entity. Such term does not include: (i) a transaction involving our securities that have been for at least 12 months listed on a national securities exchange or traded through the NASDAQ National Market System; or (ii) a transaction involving the conversion to corporate, trust, or association form if, as consequence of the transaction, there will be no significant adverse change in any of the following: (a) shareholders' voting rights; (b) our term of existence; (c) sponsor or advisor compensation; (d) our investment objectives. "Roll-up entity" means a partnership, real estate investment trust, corporation, trust, or other entity created or surviving after the completion of a roll-up transaction.

      In connection with a roll-up, an appraisal of all of our assets would be required to be obtained from a competent independent expert. The appraiser would evaluate all relevant information, indicate the value of the assets as of a date immediately prior to the announcement of the roll-up and assume an orderly liquidation of the assets over a 12-month period. Notwithstanding the foregoing, we may not participate in any proposed roll-up which would:

      - result in our shareholders having rights to meeting less frequently or which are more restrictive to shareholders than those provided in our Bylaws;

      - result in our shareholders having voting rights that are less than those provided in our Bylaws;

      - result in our shareholders having greater liability than as provided in our Bylaws;

      - result in our shareholders having rights to receive reports that are less than those provided in our Bylaws;

      - result in our shareholders having access to records that are more limited than those provided in our Bylaws;

      - include provisions which would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity (except to the minimum extent necessary to preserve the tax status of the roll-up entity);

      - limit the ability of an investor to exercise the voting rights of its securities in the roll-up entity on the basis of the number of the shares held by that investor;

      - result in investors in the roll-up entity having rights of access to the records of the roll-up entity that are less than those provided in our Bylaws; or

      - place upon us any of the costs of the transaction if the roll-up is not approved by the shareholders.

Nothing prevents our participation in any proposed roll-up resulting in shareholders having rights and restrictions comparable to those contained in our Bylaws, with the prior approval of a majority of our shareholders.

      Shareholders voting against a proposed roll-up have the choice of (i) accepting the securities of the roll-up entity offered in the proposed roll-up; or (ii) one of either: (a) remaining as our shareholders and preserving their interests therein on the same terms and conditions as previously existed, or (b) receiving cash in an amount equal to the shareholders' pro rata share of the appraised value of our net assets. We do not intend to participate in a roll-up transaction.

Limitation on Total Operating Expenses

      Our Bylaws provide that, subject to the conditions described in this paragraph, our annual total operating expenses cannot exceed the greater of 2% of our average invested assets or 25% our net income, computed before interest expense. The independent directors have a fiduciary responsibility to limit our annual total operating expenses to amounts that do not exceed the foregoing limitations. The independent directors may determine that a higher level of operating expenses is justified for such period because of unusual and non-recurring expenses. Any such finding by the independent directors and the reasons in support thereof must be recorded in the minutes of the meeting of the board of directors. We will send a written disclosure to our shareholders within 60 days after the end of any fiscal quarter for which operating expenses (for the 12 months then ended) exceed 2% of the average invested assets or 25% of net income. In the event the operating expenses exceed the limitations described above and if our directors are unable to conclude that such excess was justified then within 60 days after the end of our fiscal year, our advisor must reimburse us for the amount by which the aggregate annual total operating expenses paid or incurred by us exceed the limitation.

Transactions with Affiliates

      Our Bylaws restrict our dealings with our advisor, sponsor and any director or affiliates thereof. In approving any transaction or series of transactions with such persons or entities, a majority of our directors not otherwise interested in such transaction, including a majority of the independent directors must determine that:

      (a) the transaction as contemplated is fair and reasonable to us and our shareholders and its terms and conditions are not less favorable to us than those available from unaffiliated third parties;

      (b) if the transaction involves compensation to any advisor or its affiliates for services rendered in a capacity other than contemplated by the advisory arrangements, such compensation is not greater than the customary charges for comparable services generally available from other competent unaffiliated persons and is not in excess of compensation paid to any advisor and its affiliates for any comparable services;

      (c) if the transaction involves the making of loans (other than in the ordinary course of our business) or the borrowing of money, the transaction is fair, competitive, and commercially reasonable and no less favorable to us than loans between unaffiliated lenders and borrowers under the same circumstances; and

      (d) if the transaction involves the investment in a joint venture, the transaction is fair and reasonable and no less favorable to us than to other joint venturers.

      If the proposed transaction involves a loan to any advisor, director or any affiliate thereof, or to a wholly-owned subsidiary of ours, a written appraisal of the underlying property must be obtained from an independent expert. The appraisal must be maintained in our records for at least five years and be available for inspection and duplication by any shareholder. Such loan is subject to all requirements of our Financing Policy.

      We cannot borrow money from any advisor, director or any affiliate thereof, unless a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances.

      We cannot make or invest in any mortgage loans subordinate to any mortgage or equity interest of our advisor, directors, sponsors or any of our affiliates.

Restrictions on Investments

      The investment policies and restrictions set forth in our Bylaws have been approved by a majority of our independent directors. In addition to other investment restrictions imposed by the directors consistent with our objective to qualify as a REIT, we will observe the guidelines and prohibitions on our investments set forth in our Bylaws. These guidelines and prohibitions are discussed at the section headed "Our Business-Prohibited Investments and Activities."

                              PLAN OF DISTRIBUTION

General

      The underwriter is offering the certificates pursuant to the terms and conditions of a distribution agreement (a copy of which is filed as an exhibit to the Registration Statement of which this prospectus is a part). The underwriter is offering $20,000,000 principal amount of certificates on our behalf on a "best efforts" basis. "Best efforts" means that the underwriter is not obligated to purchase any certificates. This is a "no minimum" offering. No minimum principal amount of certificates must be sold, and we will receive the proceeds from the sale of certificates as they are sold. This offering will be conducted on a continuous basis pursuant to applicable rules of the Securities and Exchange Commission and will terminate upon completion of the sale of all certificates. We may terminate this offering at any time.

Compensation

      We will pay to the underwriter a commission based on the principal amount of certificates sold. The amount of this commission is 2.75% for sales of new certificates sold. We will also pay the underwriter a .75% management fee upon the original issuance of each certificate.

      We have agreed to pay the underwriter a non-accountable expense allowance of up to $120,000 to reimburse the underwriter for certain expenses incurred by it in connection with the offer and sale of the shares, $10,000 of which is payable upon the sale of each $1,000,000 of certificates up to $10,000,000 of certificates, and $2,000 for each additional $1,000,000 of certificates offered hereby up to the completion or termination of this offering, whichever occurs first. In no event or circumstance will the compensation paid to the underwriter in connection with the offer and sale of the certificates exceed ten percent (10%) commission and a one-half of one percent (.5%) due diligence fee.

      Other Compensation Information. We will not pay or award any commissions or other compensation to any person engaged by a potential investor for investment advice to induce such person to advise the investor to purchase certificates. This provision does not prohibit the normal sales commission payable to a registered broker-dealer or other properly licensed person for selling certificates.

Subscription Process

      Our certificates will be offered to the public through the underwriter and soliciting dealers. The certificates are being sold when, and if we receive and accept account applications. We have the right to accept or reject any application. If we reject your application, your funds will be returned to you, without interest. We will not accept applications for less than $1,000 for each maturity term of certificates.

      The underwriter may offer the certificates through its own registered representatives and broker-dealers who are members of the FINRA ("soliciting dealers"). The underwriter may re-allow to soliciting dealers a portion of its commissions, fees and reimbursable expenses payable to it under the distribution agreement. In no event will the compensation re-allowed by the underwriter to soliciting dealers exceed the total of compensation payable to the underwriter under the distribution agreement.

      Clients of soliciting dealers who wish to purchase certificates must remit payment for the purchase of certificates directly to the underwriter payable to "American Investors Group, Inc." and will receive a confirmation of their purchase directly from the underwriter.

      A sale will be deemed to have been made on the date reflected in the written confirmation. The confirmation will be sent to each purchaser by the underwriter on the first business day following the date upon which we advise the underwriter in writing that an application has been accepted. Generally, payment for certificates should accompany the account application. You may rescind your purchase of certificates for up to five (5) business days after you have received a final prospectus.

      The distribution agreement provides for reciprocal indemnification between us and the underwriter against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933.

      The foregoing discussion of the material terms and provisions of the distribution agreement is qualified in its entirety by reference to the detailed terms and provisions of the distribution agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

Determination of Investor Suitability

      We, the underwriter and each soliciting dealer will make reasonable efforts to determine that those persons being offered or sold the certificates are appropriate in light of the suitability standards set forth herein and are appropriate to such investor's investment objectives and financial situation. The soliciting dealer must ascertain that you can reasonably benefit from an investment in our certificates. The following shall be relevant to such determination: (i) you are capable of understanding the fundamental aspects of our business, which capacity may be evidenced by the following: (a) employment experience; (b) educational level achieved; (c) access to advice from qualified sources, such as attorneys, accountants, tax advisors, etc.; and (d) prior experience with similar investments; (ii) you have apparent understanding of (a) the fundamental risk and possible financial hazards of this type of investment;
(b) the lack of liquidity of this investment; (c) that the investment will be directed and managed by the Advisor; and (d) the tax consequences of the investment; and (iii) you have the financial capability to invest in our certificates.

      By executing your account application, each soliciting dealer acknowledges its determination that the certificates are a suitable investment for you, and will be required to represent and warrant its compliance with the applicable laws requiring the determination of the suitability of the certificates as an investment for you. In addition to the foregoing, we will coordinate the processes and procedures utilized by the underwriter and soliciting dealers and, where necessary, implement additional reviews and procedures deemed necessary to determine that you meet the suitability standards set forth herein. The underwriter and/or the soliciting dealers must maintain for at least six (6) years a record of the information obtained to determine that you meet the suitability standards imposed on the offer and sale of certificates and your representation that you are investing for your own account or, in lieu of such representation, information indicating that you met the suitability standards.

Suitability of the Investment

      Our certificates are suitable only for investment by persons who have adequate financial means and can commit their investment for the full term of the certificates purchased. You will be required to provide us with certain financial information in your account application. You may purchase up to $5,000 of certificates if you meet one of the following standards: (i) a net worth (excluding home, home furnishings and automobiles) of at least $30,000 and a minimum gross income (without regard to investment in the certificates) of at least $30,000; or (ii) a net worth (excluding home, home furnishings and automobiles) of at least $100,000. To purchase in excess of $5,000 of certificates, you must meet one of the following standards: (i) a net worth (excluding home, home furnishings and automobiles) of at least $45,000 and a minimum gross income (without regard to investment in the certificates) of at least $45,000; or (ii) a net worth (excluding home, home furnishings and automobiles) of at least $150,000. In the case of gifts to minors or purchases in trusts, the suitability standards must be met by the custodian or the grantor. By acceptance of the confirmation of purchase or delivery of the certificates, you will represent satisfaction of the applicable suitability standards and acknowledge receipt of this prospectus.

      Suitability standards may be higher in certain states. You must meet all of the applicable requirements set forth in the account application.

      The account application to be signed by all purchasers of the Series C Secured Investors Certificates contains an arbitration agreement. By this agreement, each purchaser agrees that all controversies relating to the Certificates will be determined by arbitration before the FINRA (formerly NASD).

     COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to our bylaws, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

                                 LEGAL MATTERS

      Certain legal matters, including the legality of the certificates being offered hereby and certain federal income tax matters, are being passed upon for us by Winthrop & Weinstine, P.A., Minneapolis, Minnesota.

                                    EXPERTS

      The financial statements incorporated by reference in this prospectus from American Church Mortgage Company's Annual Report on Form 10-KSB for the year ended December 31, 2007 have been audited by Boulay, Heutmaker, Zibell and Company, P.L.L.P., independent registered public accountants, as set forth in the report thereon appearing elsewhere herein, which is incorporated herein by reference and has been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We have filed a registration statement on Form S-11 with the SEC with respect to the secured investor certificates to be issued in the offering. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document referred to are necessarily summaries of such contract or document and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. We furnish our shareholders by mail with annual reports containing our financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the SEC are, available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any filed document at the SEC's public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room. You can also access documents that are incorporated by reference into this prospectus at the web site we maintain at http://www.church-loans.net under the heading "Regulatory Filings." There is additional information about us and our affiliates at our web site, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

      We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-______), except for any document or portion thereof deemed to be "furnished" and not filed in accordance with SEC rules:

      o Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed with the SEC on March 28, 2008, including the information specifically incorporated by reference into our Form 10-KSB from our definitive proxy statement for our 2008 Annual Meeting of Shareholders;

      o Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2007 filed with the SEC on April 29, 2008, including the information specifically incorporated by reference into our Form 10-KSB from our definitive proxy statement for our 2008 Annual Meeting of Shareholders;

      o Definitive Proxy Statement filed with the SEC on May 14, 2008 in connection with our Annual Meeting of Stockholders held on June 11, 2008, and adjourned and reconvened on July 16, 2008;

      o Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the SEC on August 14, 2008;

      o Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2008 filed with the SEC on August 20, 2008;

      o Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 15, 2008;

      o     Current Report on Form 8-K filed with the SEC on May 22, 2008;

      o     Current Report on Form 8-K filed with the SEC on June 11, 2008; and

      o     Current Report on Form 8-K filed with the SEC on September 17, 2008.

      We will provide to each person to whom this prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at 10237 Yellow Circle Drive, Minnetonka (Minneapolis), Minnesota 55343; our telephone number is (952) 945-9455. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

                                                                       Exhibit A

                                                      ------------------------------------------------------------------------------

[LOGO]       AMERICAN INVESTORS GROUP, INC.            Account Application                                  Account Number:
                                                       [ ] New Account (check one)                          ____________________
               10237 Yellow Circle Drive               [ ] Update                   Years Known: _______
                  Minnetonka, MN 55343
                                                      ------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1.    Account Registration: (Check One):
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
[ ] Individual             [ ] Joint Tenants with Rights of Survivorship         [ ] Corporate*                 [ ] Non-Profit*
[ ] Custodial              [ ] Community Property                                [ ] Partnership*               [ ] Trust*
[ ] Investment Club*       [ ] Pension/Profit Sharing Plan*                      [ ] Sole Proprietorship*       [ ] Estate*
[ ] IRA*                   [ ] Joint Tenants in Common (50%/50% unless otherwise noted ______% _____%)          [ ] TOD/POD
* Additional Paperwork May Be Required
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
2.    Account Registration:
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

___________________________________________________________________________________________________________________________________
Full Legal Name: Individual/Corporation/Trust/IRA Trustee                                             Social Security Number

___________________________________________________________________________________________________________________________________
Full Legal Name: Co-Applicant/Minor/Trustees                                                          Social Security Number

___________________________________________________________________________________________________________________________________
Home Address: (P.O. Box Unacceptable)                       City               State           Zip          Length at Residence

___________________________________________________________________________________________________________________________________
Alternate Mailing Address (P.O. Box Acceptable)             City               State           Zip

__________________       ____________________________         __________________________       ____________________________________
Date of Birth            Date of Birth (Co-Applicant)         Daytime Phone                    Evening Phone

_________________________       ________________________________________________________       ____________________________________
Fax Number                      E-mail Address                                                 Name of your Bank

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
3.    Customer Identification Program (CIP)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
To help the United States fight the funding of terrorism and money laundering activities, Federal law requires us to obtain, verify and record information that identifies each person who opens an account with us.

Individuals:  [ ] Driver's License [ ] Govt. or State Issued I.D. [ ] Passport   Entities:  [ ] Trust Agreement Dated: __________

Issuer: ______________________________________________________________________              [ ] Articles of Incorporation

I.D. Number: _________________________________________________________________              [ ] Partnership Agreement

Date of Issuance: _________________  Date of Expiration ______________________   Other: _________________________________________

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
4.    Investor Information
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Marital Status: [ ] Single [ ] Married [ ] Divorced [ ] Widowed Number of Dependents: ____________ U.S. Citizen? [ ] Yes [ ] No*

Employment Information: (Please specify if unemployed, retired, homemaker or student. If unemployed or retired please indicate your former occupation)

___________________________________________________________________________________________________________________________________
Employer (If self-employed, please specify name of business.)                             Occupation or former Occupation

____________________________
Length of current Employment

Co-Applicant's Employment Information: (Please specify if unemployed, retired, homemaker or student. If unemployed or retired please indicate your former occupation)

___________________________________________________________________________________________________________________________________
Employer (If self-employed, please specify name of business.)                             Occupation or former Occupation

____________________________
Length of Current Employment

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Office Use Only: ACCT.#: _________________ CONS. ACCT #: _________________ LAST NAME: ______________________________
FIRST NAME: ___________________ REP NO. __________ REP. LAST NAME: _______________________________

------------------------------------------------------------------------------------------------------------------------------------

                                                                                           American Investors Group, Inc. (10/07/03)

                                                      ------------------------------------------------------------------------------

[LOGO]       AMERICAN INVESTORS GROUP, INC.            Account Application                                  Account Number:
                                                       (Continued)                                          ____________________
               10237 Yellow Circle Drive
                  Minnetonka, MN 55343                ------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
4.    Investor Information (Continued):
------------------------------------------------------------------------------------------------------------------------------------

Investment Objectives  (Check all that apply):

[ ] Capital Preservation: Preserving the value of your existing assets by investing in securities with a smaller degree of risk of loss of principal.

[ ] Income: Generating current income rather than generating capital appreciation.

[ ] Growth: Generating capital appreciation by investing in securities with a higher degree of volatility and risk of loss of principal, which will generate little if any current income.

[ ] Speculation: Trading volatile securities with a higher than average possibility of loss of principal with the hope of achieving significant capital appreciation.

Financial Information - Primary Applicant:        [ ] Check Here If You Are Combining Financial Information
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Estimated Liquid Net Worth
     Investment Experience                                                                  (Cash, Bank C.D.'s,
          (# of Years)            Estimated Annual Income      Estimated Net Worth           Liquid Securities)      Tax Bracket
------------------------------------------------------------------------------------------------------------------------------------

[ ] Stocks               ______   [ ] Under $25,000         [ ] Under $50,000           [ ] Under $50,000            [ ] 10%
[ ] Bonds                ______   [ ] $25,001 - $50,000     [ ] $50,000 - $100,000      [ ] $50,000 - $100,000       [ ] 15%
[ ] Mutual Funds         ______   [ ] $50,001 - $75,000     [ ] $100,001 - $150,000     [ ] $100,001 - $150,000      [ ] 25%
[ ] Municipal Bonds      ______   [ ] $75,001 - $100,000    [ ] $150,001 - $250,000     [ ] $150,001 - $250,000      [ ] 28%
[ ] Limited Partnerships ______   [ ] $100,001 - $175,000   [ ] $250,001 - $500,000     [ ] $250,001 - $500,000      [ ] 33%
                                  [ ] $175,001 - $250,000   [ ] $500,001 - $1,000,000   [ ] $500,001 - $1,000,000    [ ] 35%
                                  [ ] $250,001 - $500,000   [ ] Over $1,000,000         [ ] Over $1,000,000
                                  [ ] Over $500,001
------------------------------------------------------------------------------------------------------------------------------------

Financial Information - Co-Applicant (If Applicable):
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Estimated Liquid Net Worth
     Investment Experience                                                                  (Cash, Bank C.D.'s,
          (# of Years)            Estimated Annual Income      Estimated Net Worth           Liquid Securities)      Tax Bracket
------------------------------------------------------------------------------------------------------------------------------------

[ ] Stocks               ______   [ ] Under $25,000         [ ] Under $50,000           [ ] Under $50,000            [ ] 10%
[ ] Bonds                ______   [ ] $25,001 - $50,000     [ ] $50,000 - $100,000      [ ] $50,000 - $100,000       [ ] 15%
[ ] Mutual Funds         ______   [ ] $50,001 - $75,000     [ ] $100,001 - $150,000     [ ] $100,001 - $150,000      [ ] 25%
[ ] Municipal Bonds      ______   [ ] $75,001 - $100,000    [ ] $150,001 - $250,000     [ ] $150,001 - $250,000      [ ] 28%
[ ] Limited Partnerships ______   [ ] $100,001 - $150,000   [ ] $250,001 - $500,000     [ ] $250,001 - $500,000      [ ] 33%
                                  [ ] $150,001 - $250,000   [ ] $500,001 - $1,000,000   [ ] $500,001 - $1,000,000    [ ] 35%
                                  [ ] $250,001 - $500,000   [ ] Over $1,000,000         [ ] Over $1,000,000
                                  [ ] Over $500 001
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
5.    Account Agreement (Please read and sign)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Certification of Taxpayer ID Number  (Substitute W-9): Under penalty of perjury,  you certify that (1) the number shown on this form is your correct taxpayer  identification  number and (2) you are not subject to backup  withholding  because (i) you are exempt from backup  withholding,  or (ii) you have not been  notified  by the  Internal  Revenue  Service  (IRS) that you are  subject to backup withholding as a result of a failure to report all interest and dividends,  or (iii) the IRS has notified you that you are no longer subject to backup withholding and (3) you are a U.S. person (including a U.S. resident alien).

------------------------------------------------------------------------------------------------------------------------------------
Arbitration Agreement: The customer agrees, and by carrying an account for the customer,  American Investors Group, Inc. agrees that all controversies which may arise between us concerning any transaction or the construction,  performance,  or breach of this or any other  agreement  between us pertaining to securities,  whether  entered into prior,  on or subsequent to the date hereof,  shall be determined by arbitration.  Any arbitration under this agreement shall be conducted  pursuant to the federal  arbitration act before the National Association of Securities Dealers, Inc. in accordance with the rules then prevailing at the organization.  Both parties agree that (i) arbitration is final and binding on the parties.  (ii) The parties are waiving their right to seek remedies in court, including  the right to jury trial.  (iii)  Pre-arbitration  discovery is  generally  more  limited  than and  different  from court proceedings.  (iv) The  arbitrators'  award is not required to include factual  findings or legal reasoning and the party's right to appeal or seek modification of rulings by the arbitrators is strictly limited. (v) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

------------------------------------------------------------------------------------------------------------------------------------

X _______________________________________________________________ X _______________________________________________________________
  Applicant's Signature                         (Date)              Co-Applicant's Signature                            (Date)

------------------------------------------------------------------------------------------------------------------------------------
                                                         FOR BROKER USE ONLY

Rep Last Name: ________________________ Rep #: ________________

X _______________________________________________________________ X _______________________________________________________________
  Registered Representative Signature            (Date)             Principal's Signature                           (Date)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Office Use Only: ACCT.#: _________________ CONS. ACCT #: _________________ LAST NAME: ______________________________
FIRST NAME: ___________________ REP NO. __________ REP. LAST NAME: _______________________________

------------------------------------------------------------------------------------------------------------------------------------

                                                                                           American Investors Group, Inc. (10/07/03)

================================================================================
Prospective investors may rely only on the information contained in this prospectus. Neither American Church Mortgage Company nor the Underwriter has authorized anyone to provide any other information. This prospectus is not an offer to sell to - nor is it seeking an offer to buy securities from - any person in any jurisdiction in which it is illegal to make an offer or solicitation. The information here is correct only on the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                TABLE OF CONTENTS

Prospectus Summary .......................................................    4
Risk Factors .............................................................   10
Who May Invest ...........................................................   16
Use of Proceeds ..........................................................   17
Compensation to Advisor and Affiliates ...................................   18
Conflicts of Interest ....................................................   20
Distributions ............................................................   21
Capitalization ...........................................................   23
Our Business .............................................................   24
Certain Relationships and Related Transactions and Director
   Independence ..........................................................   39
Federal Income Tax Consequences Associated with the Certificates .........   41
Federal Income Tax Consequences Associated with REITS ....................   42
ERISA Considerations .....................................................   43
Description of the Certificates ..........................................   44
Summary of the Organizational Documents ..................................   50
Plan of Distribution .....................................................   53
Commission Position on Indemnification for Securities Act Liabilities ....   55
Legal Matters ............................................................   55
Experts ..................................................................   55
Incorporation of Certain Documents by Reference ..........................   55

Until [______ __, 200_], all dealers effecting transactions in the securities offered by this prospectus, whether or not participating in the offering, may be required to deliver a prospectus. Dealers may also be required to deliver a prospectus when acting as underwriters and for their unsold allotments or subscriptions.

================================================================================

================================================================================

                                 American Church
                                Mortgage Company

                                     [LOGO]

                  $20,000,000 of Series C Investor Certificates

                                 --------------

                                   PROSPECTUS

                                 --------------

                         American Investors Group, Inc.

                                _______ __, 2008

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

           Item                                           Estimated Cost
           ----                                           --------------
           SEC Registration Fee........................   $          786
           FINRA Filing Fee............................   $        2,500
           Blue Sky Qualification Fees and Expenses*...   $       15,000
           Underwriter's Expense Allowance**              $      120,000
           Printing and Engraving*.....................   $        2,000
           Legal Fees and Expenses*....................   $       50,000
           Accounting Fees and Expenses*...............   $       12,000
           Miscellaneous*..............................   $       17,714
                                                          --------------
              Total...................................    $      220,000
                                                          ==============

            *    Estimated

           **    Assumes sale of all securities offered

Item 32. Sales to Special Parties.

      None.

Item 33. Recent Sales of Unregistered Securities.

      None.

Item 34. Indemnification of Directors and Officers.

      Our Articles require us to indemnify and pay or reimburse reasonable expenses to any individual who is our present or former director, advisor or affiliate, provided that: (i) the director, advisor or affiliate seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest; (ii) the director, advisor or affiliate seeking indemnification was acting on our behalf or performing services on our behalf; (iii) such liability or loss was not the result of negligence or misconduct on the part of the indemnified party, except that in the event the indemnified party is or was an independent director, such liability or loss shall not have been the result of gross negligence or willful misconduct; and (iv) such indemnification or agreement to be held harmless is recoverable only out of our assets and not from our shareholders directly.

      We may advance amounts to persons entitled to indemnification for legal and other expenses and costs incurred as a result of legal action instituted against or involving such person if: (i) the legal action relates to the performance of duties or services by the indemnified party for or on our behalf;
(ii) the legal action is initiated by a third party who is not a shareholder, or the legal action is initiated by a shareholder acting in his or her capacity as such and a court specifically approves such advancement; and (iii) the indemnified party receiving such advances undertakes, in writing, to repay the advanced funds, with interest at the rate we determined, in cases in which such party would not be entitled to indemnification.

      Notwithstanding the foregoing, we may not indemnify our directors, advisor, or affiliates and any persons acting as a broker-dealer for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

      Subject to the limitations described above, we have the power to purchase and maintain insurance on behalf of an indemnified party. We may procure insurance covering our liability for indemnification. The indemnification permitted by our Articles is more restrictive than permitted under the Minnesota Business Corporation Act.

Item 35. Treatment of Proceeds From Stock Being Registered.

      None.

Item 36. Financial Statements and Exhibits.

      (a) Financial Statements:

                  The financial statements of American Church Mortgage Company are incorporated into this registration and the prospectus included herein by reference to American Church Mortgage Company's Annual Report on Form 10-KSB for the year ended December 31, 2007 and to American Church Mortgage Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2008.

      (b) Exhibits:

                  See attached exhibit index.

Item 37. Undertakings.

The undersigned registrant hereby undertakes:

   1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            a.    If the registrant is relying on Rule 430B:

                        i. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                        ii.   Each  prospectus  required to be filed pursuant to
                              Rule  424(b)(2),  (b)(5),  or  (b)(7) as part of a
                              registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement  or  prospectus  that  was  part  of the
                              registration statement or made in any such document immediately prior to such effective date; or

            b. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

   5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            a. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            b. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            c. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            d. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

   6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
      (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   8) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minnetonka, state of Minnesota, on October 29, 2008.

                                        AMERICAN CHURCH MORTGAGE COMPANY

                                        By  /s/ Philip J. Myers
                                           ---------------------------------
                                            Philip J. Myers, President,
                                            Chief Executive Officer and
                                            Chief Financial Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints Philip J. Myers and Scott J. Marquis, or either of them, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-11 of American Church Mortgage Company and any and all amendments (including post-effective amendments) to the Registration Statement, and to file same, with all exhibits hereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                                   Director, President,
                                                 Secretary and Treasurer
                                          (principal executive officer; principal
     /s/ Philip J. Myers                     financial and accounting officer       October 29, 2008
---------------------------------------
Philip J. Myers

     /s/ Kirbyjon H. Caldwell                            Director                   October 29, 2008
---------------------------------------
Kirbyjon H. Caldwell

     /s/ Dennis J. Doyle                                 Director                   October 29, 2008
---------------------------------------
Dennis J. Doyle

     /s/ Michael G. Holmquist                            Director                   October 29, 2008
---------------------------------------
Michael G. Holmquist

                                INDEX TO EXHIBITS

Exhibit
No.         Title
-------     -----
1           Form of Distribution  Agreement by and between the Company and American Investors Group, Inc.                        1

3.1         Amended and Restated Articles of Incorporation                                                                       2

3.2         Third Amended and Restated Bylaws                                                                                    3

4.1         Form of Trust Indenture                                                                                              1

5           Form of Opinion Letter of Winthrop & Weinstine, P.A. as to the legality of the  securities                           1

8           Form of Opinion Letter of Winthrop & Weinstine, P.A. as to certain tax matters relating  to the securities           1

10.1        Amended  and  Restated  REIT  Advisory  Agreement by and between the Company and Church Loan Advisory, Inc. dated
            January 22, 2004                                                                                                     4

10.2        Form of Loan and Security Agreement by and between the Company and Beacon Bank                                       5

10.3        Form of Revolving Note                                                                                               5

10.4        Form of Securities Account Control Agreement by and among the Company,  Herring Bank, as Trustee and Beacon Bank     5

10.5        Form of Security Agreement by and between the Company and Herring Bank, as Trustee                                   1

21          Subsidiaries of the Registrant                                                                                       1

23.1        Consent of Counsel (included in Exhibit 5 and 8)                                                                     1

23.2        Consent of Independent Registered Public Accounting Firm                                                             1

24          Power of Attorney (included on signature page)                                                                       1

25          Statement of Eligibility of Trustee                                                                                  1

----------
(1)   Filed herewith.

(2) Incorporated herein by reference to the Company's Registration Statement on Form 8-A filed April 30, 1999 (Commission File No. 000-25919).

(3) Incorporated herein by reference to the Company's Current Report on Form 8-K filed July 3, 2007.

(4) Incorporated herein by reference to the Company's Current Report on Form 8-K filed August 1, 2007.

(5) Incorporated herein by reference to the Company's Current Report on Form 8-K filed September 17, 2008.